Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of December 31, 2014

among

DOUGLAS DYNAMICS, L.L.C.

as Borrower

DOUGLAS DYNAMICS, INC.,
DOUGLAS DYNAMICS FINANCE COMPANY,
FISHER, LLC,
TRYNEX INTERNATIONAL LLC and

DDIZ ACQUISITION, INC. (which on the Restatement Effective Date shall be merged with and into Henderson Enterprises Group, Inc., with Henderson Enterprises Group, Inc. surviving such merger)

as Guarantors,

THE BANKS AND FINANCIAL INSTITUTIONS LISTED HEREIN,
as Lenders,

J.P. MORGAN SECURITIES LLC AND WELLS FARGO BANK, N.A.,
as Joint Bookrunners and Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent and Administrative Agent,
and

WELLS FARGO BANK, N.A.,
as Syndication Agent

Senior Secured Term Loan Facility

i

ii

iii

SCHEDULES:	4.1	Organization and Capital Structure
	4.2	Capital Stock and Ownership
	4.9	Material Adverse Changes
	4.11	Adverse Proceedings
	4.13	Real Estate Assets
	4.14	Environmental Matters
	4.18	Employee Matters
	4.19	Employee Benefit Plans
	4.22	Certain Existing Liens
	4.24	Deposit Accounts
	6.1	Certain Indebtedness
	6.2	Permitted Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Opinion of Counsel for Credit Parties
	E	Assignment and Assumption
	F	U.S. Tax Certificate
	G	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Term Lender Addenda
	L	Intercreditor Agreement
	M	Fixed Charge Coverage Compliance Certificate
	N	Term Loan Joinder

i

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of December 31, 2014 (the “Agreement”), by and among Douglas Dynamics, Inc., a Delaware corporation (“Holdings”), Douglas Dynamics, L.L.C., a Delaware limited liability company and a direct wholly-owned Subsidiary of Holdings (the “Company” or the “Borrower”), Fisher, LLC, a Delaware limited liability company (“Fisher”), Douglas Dynamics Finance Company, a Delaware corporation (“DD Finance”), Trynex International LLC, a Delaware limited liability company formerly known as Acquisition Tango LLC (“Trynex”), DDIZ Acquisition, Inc., a Delaware corporation (which on the Restatement Effective Date shall be merged (the “Merger”) with and into Henderson Enterprises Group, Inc., with Henderson Enterprises Group, Inc. as the surviving entity) (“Henderson,” and together with Trynex, DD Finance, Fisher and Holdings, each a “Guarantor” and collectively the “Guarantors”) the banks and financial institutions listed on the signature pages hereof, JPMorgan Chase Bank, N.A., as collateral agent for the Lenders and the other Secured Parties and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders.

RECITALS:

WHEREAS, the Borrower entered into the Credit and Guaranty Agreement, dated as of April 18, 2011 (as amended prior to the date hereof, the “Existing Credit Agreement”), with the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as collateral agent and administrative agent, and certain other parties; and

WHEREAS, the parties have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1.             DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement.

“ABR Loan” means Loans bearing interest at a rate determined by Alternate Base Rate.

“Accepting Lenders” has the meaning assigned to that term in Section 2.14(d).

“Acquisition” means the acquisition of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Merger Agreement, dated as of November 24, 2014, by and among Holdings, DDIZ Acquisition, Inc., Henderson Enterprises Group, Inc. and Lynn E. Gorguze.

“Acquisition Agreement Representations” means such of the representations made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the obligations of Holdings or an Affiliate thereof to close under the Acquisition Agreement or Holdings (or an Affiliate thereof) has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Documentation” means the Acquisition Agreement and all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto.

“Additional Term Loan Commitment” has the meaning assigned to that term in Section 2.23.

“Additional Term Loan Lender” has the meaning assigned to that term in Section 2.23.

“Additional Term Loans” has the meaning assigned to that term in Section 2.23.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the greater of (a) an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) 1.00%.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” has the meaning assigned to that term in Section 2.17(b).

“Affected Loans” has the meaning assigned to that term in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Payments” has the meaning assigned to that term in Section 7.2.

“Agreement” has the meaning assigned to that term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that in no event shall the Alternate Base Rate be less than 2.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Company or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Rate Loan, a percentage, per annum, equal to: (i) in the case of ABR Loans, 3.25% and (ii) in the case of Eurodollar Rate Loans, 4.25%.

“Arranger” means J.P. Morgan Securities LLC and Wells Fargo Bank, N.A., as joint book runners and lead arrangers hereunder.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’, Company’s, or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) equipment that is surplus, obsolete, worn-out, or no longer used or useful in the business of Holdings, Company or any of its Subsidiaries and is sold or disposed of in the ordinary course of business, (iii) leasehold interests that are no longer used or useful in the business of Holdings, Company or any of its Subsidiaries, (iv) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment in an effort to upgrade the Facilities of Company and its Subsidiaries, (v) Cash and Cash Equivalents used in a manner not prohibited by the Credit Documents or the Revolving Credit Documents, and (vi) sales of other assets for aggregate consideration of less than $1,000,000 with respect to any transaction or series of related transactions and less than $3,000,000 in the aggregate during any calendar year (provided, that for purposes of calculating the amounts set forth in this clause (vi), any transactions or series of related transactions involving aggregate consideration of $50,000 or less may be excluded).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Available Excess Cash Flow” means, with respect to any Restricted Payment to be made pursuant to Section 6.5(f), any Investment to be made pursuant to Section 6.7(m) or any prepayment, repurchase or redemption of Other Debt pursuant to Section 6.16 in any Fiscal Year (commencing with the Fiscal Year ending December 31, 2015) (i) if the Excess Cash Flow Payment Conditions are satisfied at the time of making the payment and after giving effect thereto, an amount equal to (a) either (x) if the Leverage Ratio as of the most recently completed Fiscal Year for which audited financial statements have been delivered pursuant to Section 5.1(c) is less than or equal to 3.00 to 1.00, (1) 100% of the Consolidated Excess Cash Flow for such most recently completed Fiscal Year minus (2) the aggregate amount of Voluntary Term Loan Prepayments consummated during the most recently completed Fiscal Year or (y) if the Leverage Ratio as of the most recently completed Fiscal Year for which audited financial statements have been delivered pursuant to Section 5.1(c) is greater than 3.00 to 1.00, (1) 50% of the Consolidated Excess Cash Flow for such most recently completed Fiscal Year minus (2) the aggregate amount of Voluntary Term Loan Prepayments consummated during the most recently completed Fiscal Year, minus (b) the sum of (x) Restricted Payments made pursuant to Section 6.5(f) after the delivery of such financial statements and on or prior to the date of determination, plus (y) Investments made pursuant to Section 6.7(m) after the delivery of such financial statements and on or prior to the date of determination, plus (z) prepayments, repurchases and redemptions of Other Debt pursuant to Section 6.16 after the delivery of such financial statements and on or prior to the date of determination and (ii) if the Excess Cash Flow Payment Conditions are not satisfied at the time of making the payment and after giving effect thereto, zero.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and Lender.

“Blocked Account” means any Deposit Account subject to a Blocked Account Agreement.

“Blocked Account Agreement” means an account control agreement on terms reasonably satisfactory to the Collateral Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrower Restricted Information” means confidential information, including MNPI, that is made available by or on behalf of Borrower to Agent, any Lender or any potential Lender that has not been made available to all Lenders and potential Lenders.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Wisconsin or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereof, the determination of whether a lease is to be treated as a Capital Lease shall be made without giving effect to any change in accounting for leases when GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010 or any successor proposal.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) beneficially owns, directly or indirectly, more than 50%, on a fully diluted basis, of the outstanding Capital Stock (measured only by voting power) of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or similar governing body) of Holdings, (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) beneficially owns, directly or indirectly, more than 35%, on a fully diluted basis, of the outstanding Capital Stock (measured only by voting power) of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or similar governing body) of Holdings; or (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of Company.

“Change in Law” means the occurrence, after the Restatement Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means April 18, 2011.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent for the Lenders and other Secured Parties under the Collateral Documents and under the other Credit Documents.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Blocked Account Agreements, the Intercreditor Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations (or to perfect any Liens so granted).

“Commitment” means any Term Loan Commitment.

“Company” has the meaning assigned to that term in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income, plus (b) the sum, without duplication, of each of the following to the extent deducted in the calculation of Consolidated Net Income for such period (i) Consolidated Interest Expense and non-Cash interest expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense (including amortization of goodwill, other intangibles, and financing fees and expenses), (v) non-cash impairment charges, (vi) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of Company and its Subsidiaries pursuant to a written incentive plan or agreement, (vii) other non-Cash items that are unusual or otherwise non-recurring items, (viii) any extraordinary losses and non-recurring charges during any period (including severance, relocation costs, one-time compensation charges and losses or charges associated with Interest Rate Agreements), (ix) restructuring charges or reserves (including costs related to closure of Facilities); provided any such cash restructuring charges shall not exceed $5,000,000 in any 12-month period, (x) any transaction costs incurred in connection with the issuance, resale or secondary offering of Securities or any refinancing transaction, in each case whether or not such transaction is consummated, (xi) any fees and expensed related to any Permitted Acquisitions and (xii) for periods ending on or before December 31, 2015, fees, expenses and other transaction costs incurred by the Company and its Subsidiaries during such period in connection with the Transactions, minus (c) the sum, without duplication, of (i) non-Cash items increasing Consolidated Net Income for such period that are unusual or otherwise non-recurring items, (ii) cash payments made during such period reducing reserves or liabilities for accruals made in prior periods but only to the extent such reserves or accruals were added back to “Consolidated Adjusted EBITDA” in a prior period pursuant to clause (b)(vii) above, and (iii) Restricted Payments made during such period to Holdings pursuant to Section 6.5(c)(i) (other than any such Restricted Payments made to Holdings pursuant to Section 6.5(c)(i) for the purpose of paying fees, expenses and other transaction costs paid in cash during such period in connection with the Transactions).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries, but excluding expenditures constituting the purchase price for Permitted Acquisitions and amounts constituting Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds which are reinvested in the business of Company and its Subsidiaries in accordance with Section 2.13(a) or Section 2.13(b), respectively, by Company and its Subsidiaries during such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding (x) voluntary repayments financed with Indebtedness, (y) payments and repayments of Indebtedness under the Revolving Credit Facility (except to the extent there is an equivalent permanent reduction in commitments thereunder) or any other working capital facility and (z) voluntary repayments of Term Loans), (b) cash Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) to the extent not excluded in the calculation of Consolidated Capital Expenditures, any sales of capital assets used to finance such expenditures), (c) Consolidated Interest Expense paid in cash for such period, (d) the portion of taxes based on income actually paid in cash during such period by Company or any of its Subsidiaries whether for such period or any other period, (e) Restricted Payments made under Sections 6.5(c)(ii)-(iv) during such period, and (f) Restricted Payments or Investments made under Section 6.5(d)(i) and Section 6.7(l), as applicable, and which are for any Fiscal Year, declared (in the case of dividends or distributions) or paid in cash from June 1 of the applicable Fiscal Year to and including May 31 of the immediately following Fiscal Year.  Consolidated Excess Cash Flow shall not be reduced by the amount of any Credit Party Purchase.

“Consolidated First Lien Debt” means, as at any date of determination, the Consolidated Total Debt of Company and its Subsidiaries that is secured by first priority Liens on any of the assets of the Company or any of its Subsidiaries.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense for such period, (ii) scheduled payments for such period of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures for such period other than those financed with secured Indebtedness permitted by Sections 6.1 and 6.2 or made or incurred pursuant to Section 6.8(b)(ii) of the Revolving Credit Facility, (iv) the portion of taxes based on income actually paid in cash during such period by Company or any of its Subsidiaries whether for such period or any other period and (v) Restricted Payments permitted under Section 6.5(c) or Section 6.5(f) and which are paid in cash during such period.

“Consolidated Interest Coverage Ratio” on any date of determination (the “Transaction Date”) means the ratio on a pro forma basis, of (a) Consolidated Adjusted EBITDA for the Test Period to (b) the sum of (i) Consolidated Interest Expense for such Test Period; provided, that for purposes of such calculation: (1) Permitted Acquisitions which occurred during the Test Period or subsequent to the Test Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Test Period, (2) transactions giving rise to the need to calculate the Consolidated Interest Coverage Ratio and the application of the proceeds therefrom (except as otherwise provided in this definition) shall be assumed to have occurred on the first day of the Test Period, (3) the incurrence of any Indebtedness (including the issuance of any Disqualified Capital Stock) during the Test Period or subsequent to the Test Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than ordinary working capital borrowings) shall be assumed to have occurred on the first day of the Test Period, (4) the permanent repayment of any Indebtedness (including the redemption of any Disqualified Capital Stock) during the Test Period or subsequent to the Test Period and on or prior to the Transaction Date (other than ordinary working capital borrowings) shall be assumed to have occurred on the first day of the Test Period, (5) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Test Period to the Transaction Date had been the applicable rate for the entire period, unless Company or any of its Subsidiaries is a party to a Hedge Agreement (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (6) amounts attributable to operations or businesses permanently discontinued or disposed of prior to the Transaction Date, shall be excluded, except, in the case of a determination of Consolidated Fixed Charges, only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to Consolidated Fixed Charges subsequent to the Transaction Date.

“Consolidated Interest Expense” means, for any period, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) payable in cash of Company and its Subsidiaries (but excluding fees and any original issue discount in connection with this Agreement and the Revolving Credit Documents) on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, minus (ii) the aggregate amount of interest income of Company and its Subsidiaries during such period paid in cash.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.  Consolidated Net Income shall not be increased as a result of any cancellation of indebtedness income realized as a result of any Credit Party Purchase.

“Consolidated Secured Debt” means, as at any date of determination, the Consolidated Total Debt of Company and its Subsidiaries that is secured by Liens on any of the assets of the Company or any of its Subsidiaries.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP; provided, that the amount of revolving Indebtedness to be included at the date of determination shall be equal to the average of the balances of such revolving Indebtedness as of the end of each of the prior four calendar quarters (except that with respect to the first four calendar quarters after the Restatement Effective Date, the amount of revolving Indebtedness to be included shall be based on the average of the quarter end balances from the Restatement Effective Date through the date of determination); provided, further that notwithstanding any other provision of this Agreement for all purposes hereof and all calculations required to be made hereunder the amount of Indebtedness included in Consolidated Total Debt shall be deemed to be 100% of the outstanding principal amount thereof and shall be determined without regard to FASB ASC 825.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, or other contract, undertaking, agreement or other instrument to which that Person is a party or to which such Person or any of its properties is subject.

“Contributing Guarantors” has the meaning assigned to that term in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any other intercreditor agreements (if applicable) and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Credit Party Purchase” has the meaning assigned to that term in Section 10.6(i).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“DD Finance” has the meaning assigned to that term in the preamble.

“Declining Lender” has the meaning assigned to that term in Section 2.14(d).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means each checking or other demand deposit account maintained by any of the Credit Parties other than any Excluded Deposit Accounts.  All funds in each Deposit Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any Deposit Account.

“Discharge of ABL Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Disqualified Capital Stock” means with respect to any Person, (a) Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Maturity Date and (b) any Capital Stock of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions.  Notwithstanding the foregoing, any Capital Stock of the Company that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the prepayment of the Loans as are required by this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and any other Subsidiary that is not a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no natural person and no Affiliate of Holdings shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, written notice of violation, written claim, action, suit, proceeding, demand, abatement order or other written order or written directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, land use or the protection of the environment, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person on or after the Restatement Effective Date, (i) any entity, whether or not incorporated, that is under common control within the meaning of Section 4001(a)(14) with that Person; (ii) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (iii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iv) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (ii) above or any trade or business described in clause (iii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure of Holdings, any of its Subsidiaries, or any of their respective ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code); (iii) the determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA); (iv) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan; (viii) the imposition, or the occurrence of any events or condition that could reasonably be expected to result in the imposition, of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan (which fines, penalties, taxes or related charges, for purposes of Section 4.18, shall be material); (x) the incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means (i) prior to the Discharge of ABL Obligations, the lesser of (1) the commitments then in effect under the Revolving Credit Facility and (2) the borrowing base then in effect under the Revolving Credit Facility, minus the sum of (a) the principal amount of outstanding loans under the Revolving Credit Facility, plus (b) the amount available to be drawn on all letters of credit issued under the Revolving Credit Facility, plus (c) all the amount of all unreimbursed drawings on letters of credit issued under the Revolving Credit Facility and (ii) after the Discharge of ABL Obligations, (a) the amount of unrestricted Cash and Cash Equivalents on Company’s consolidated balance sheet, plus (b) the amount available to be drawn on any replacement revolving credit facility, minus any Cash and Cash Equivalents included in the borrowing base thereof.

“Excess Cash Flow Payment Conditions” means the satisfaction of each of the following conditions both immediately before and immediately after giving effect to the applicable payment: (x) with respect to mandatory prepayments pursuant to Section 2.13(d), (i) Excess Availability plus unrestricted Cash and Cash Equivalents on Company’s consolidated balance sheet not included in the borrowing base under the Revolving Credit Facility is greater than the greater of $12,500,000 and 12.5% of the commitments then in effect under the Revolving Credit Facility and (ii) prior to the making of such payment, the Company shall have delivered a certificate signed by its chief financial officer or treasurer certifying that the condition in clause (i) has been satisfied and setting forth its calculations of Excess Availability in reasonable detail and certifying as to the amount of Cash and Cash Equivalents on Company’s consolidated balance sheet as of the date of determination and (y) with respect to all other payments required or permitted to be made based on Consolidated Excess Cash Flow, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the four Fiscal Quarter Period ending on the last day of the most recently completed Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(b), 5.1(c) calculated on a pro forma basis giving effect to the applicable payment shall be greater than 1.00 to 1.00, (iii) Excess Availability both before and after giving effect to the applicable payment shall be greater than the greater of $15,000,000 or 15% of the revolving commitments then in effect under the Revolving Credit Facility, (iv) in the case of prepayments, redemption and repurchases of Other Debt pursuant to Section 6.16, the Secured Debt Ratio both immediately before and after giving effect to the payment is less than 3.50 to 1.00 and (v) prior to the making of such payment, the Company shall have delivered a Fixed Charge Coverage Compliance Certificate together with a certificate signed by its chief financial officer or treasurer certifying that the conditions in subclauses (i) through (iv) of clause (y) have been satisfied and setting forth a calculation of Excess Availability, Consolidated Excess Cash Flow and Available Excess Cash Flow.

“Excess Collateral Availability” means (i) prior to the Discharge of ABL Obligations, the borrowing base then in effect under the Revolving Credit Facility, minus the sum of (a) the principal amount of outstanding loans under the Revolving Credit Facility, plus (b) the amount available to be drawn on all letters of credit issued under the Revolving Credit Facility, plus (c) the amount of all unreimbursed drawings on letters of credit issued under the Revolving Credit Facility and (ii) after the Discharge of ABL Obligations, (a) unrestricted Cash and Cash Equivalents on Company’s consolidated balance sheet as of the date of determination, plus (b) the amount available to be drawn on any replacement revolving credit facility, minus any Cash and Cash Equivalents included in the borrowing base thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Deposit Accounts” means, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll and trust accounts and funded solely with amounts necessary to cover then outstanding payroll liabilities and amounts required to be retained in such trust accounts, as well as minimum balance requirements; (b) Deposit Accounts with amounts on deposit that, when aggregated with the amounts on deposit in all other Deposit Accounts for which a Control Agreement has not been obtained (other than those specified in clause (a) and (c)), do not at any time exceed $4,000,000; (c) Deposit Accounts, with amounts on deposit which in the aggregate that do not at any time exceed $1,000,000, held at a financial institution that is not, for United Stated federal income tax purposes (i) an individual who is a citizen or resident of the United States or (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof; (d) zero balance disbursement accounts; and (e) Deposit Accounts, with amounts on deposit which in the aggregate do not at any time exceed $500,000, the sole proceeds of which are funds received by a Credit Party from credit card sales; provided that, in each of the foregoing cases, if reasonably requested by the Collateral Agent or the Administrative Agent, Company shall provide such Agent with periodic updates of the account numbers and names of all financial institutions where such Deposit Accounts are maintained.

“Excluded Taxes” means, with respect to any payment made by any Credit Party under any Credit Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes (however denominated) imposed on (or measured by) net income by the United States of America or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which Lender is located or in which the Lender’s applicable lending office is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by Company under Section 2.22), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.19(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding Taxes pursuant to Section 2.19(a), and (d) Taxes that would not have been imposed but for a failure by any Recipient, or any legal or beneficial holder of an interest in any entity (other than an entity that is a U.S. Person) through which payments by or on account of any Credit Party are made under any Credit Document, to comply with any applicable reporting requirement if such compliance is required by FATCA as a precondition to relief or exemption from such Tax.

“Existing Credit Agreement” has the meaning assigned to that term in the recitals hereto.

“Existing Mortgaged Property” has the meaning assigned to that term in section 5.12(b).

“Existing Term Lender” has the meaning assigned to the term “Lender” in the Existing Credit Agreement.

“Existing Term Loans” means the “Term Loans” outstanding under the Existing Credit Agreement immediately prior to the Restatement Effective Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” has the meaning assigned to that term in Section 7.2.

“Fair Share Contribution Amount” has the meaning assigned to that term in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Plan” has the meaning assigned to that term in Section 5.1(i).

“First Lien Debt Ratio” means the ratio as of the date of determination of (i) Consolidated First Lien Debt, less unrestricted Cash and Cash Equivalents of Company and its Subsidiaries as of such day in excess of $1,000,000 (up to a maximum amount of $15,000,000 as of any date of determination), the contents of which are in a Blocked Account or in a securities account subject to a valid First Priority Lien in favor of the Collateral Agent and a control agreement in favor of the Collateral Agent on terms satisfactory to the Collateral Agent in its sole discretion, to (ii) Consolidated Adjusted EBITDA for the Test Period most recently ended.

“First Offer” has the meaning assigned to that term in Section 2.14(d).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fisher” has the meaning assigned to that term in the preamble.

“Fixed Charge Coverage Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit M.

“Fixed Charge Coverage Ratio” means the ratio of (a) the aggregate amount of Consolidated Adjusted EBITDA for the Test Period to (b) the aggregate Consolidated Fixed Charges during the Test Period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Company which is not a Domestic Subsidiary.

“Funding Guarantors” has the meaning assigned to that term in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning assigned to that term in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning assigned to that term in Section 7.1.

“Guarantor” means each of (i) Holdings, and (ii) each Guarantor Subsidiary.

“Guarantor Subsidiary” means (i) Fisher, (ii)  DD Finance, (iii) each Domestic Subsidiary of Holdings (other than Borrower) from time to time party to this Agreement, and (iv) to the extent no adverse tax consequences to Company could result therefrom, each Foreign Subsidiary of Holdings from time to time party to this Agreement.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material, waste or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hazardous Materials Activity” means any past, current or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, presence, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Henderson” has the meaning assigned to that term in the preamble.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” has the meaning assigned to that term in the preamble hereto; provided that after the effective date of a Permitted Holdings Reincorporation, “Holdings” shall refer to Douglas Dynamics, Inc., as incorporated under the laws of the state of Wisconsin.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increased-Cost Lenders” has the meaning assigned to that term in Section 2.22.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) the principal portion of obligations with respect to Capital Leases; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding accounts payable which are classified as current liabilities in accordance with GAAP and accrued expenses in each case incurred in the ordinary course of business); (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA but including earn-outs incurred in connection with a Permitted Acquisition to the extent required to be reflected on a balance sheet in accordance with GAAP to the extent such earn-out obligations are not paid within 30 days after the amount due is finally determined), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the amount available to be drawn under on any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefore, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all net payment obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; (xi) the principal balance outstanding under any synthetic lease, tax retention lease, off-balance sheet loan or similar off-balance sheet financing product; and (xii) the indebtedness of any partnership or Joint Venture in which such Person is a general partner or a joint venturer except to the extent that the terms of such indebtedness provide that such indebtedness is nonrecourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Credit Party under any Credit Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to that term in Section 10.3(a).

“Installment” has the meaning assigned to that term in Section 2.11.

“Intellectual Property” means all intellectual property, including patents, trademarks, service marks, tradenames, domain names, trade secrets, copyrights, technology, know-how, inventions, methods and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Restatement Effective Date by and among the Credit Parties parties thereto, the Agents and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Revolving Credit Documents, substantially in the form of Exhibit L, as it may be amended, supplemented or otherwise modified from time to time

“Interest Payment Date” means with respect to (i) any ABR Loan, the last Business Day in each of March, June, September and December of each year through the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Term Loan shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Restatement Effective Date and from time to time hereafter, and any successor statute.

“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (including any Subsidiary of Holdings); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than Company or any Guarantor Subsidiary, of any Capital Stock of such Subsidiary; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto minus the amount of any return of capital with respect to such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” has the meaning assigned to that term in the preamble hereto, and shall include any other Person that becomes a party hereto pursuant to an Assignment and Assumption or a Term Loan Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means the ratio as of the date of determination of (i) Consolidated Total Debt, less unrestricted Cash and Cash Equivalents of Company and its Subsidiaries as of such day in excess of $1,000,000 (up to a maximum amount of $15,000,000 as of any date of determination), the contents of which are in a Blocked Account or in a securities account subject to a valid First Priority Lien in favor of the Collateral Agent and a control agreement in favor of the Collateral Agent on terms satisfactory to the Collateral Agent in its sole discretion, to (ii) Consolidated Adjusted EBITDA for the Test Period most recently ended.

“LIBO Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement); provided further that all of the foregoing shall be subject to Section 2.16.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Term Loan.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole; (ii)

the ability of any Credit Party to perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Maturity Date” means December 31, 2021.

“Merger” has the meaning assigned to that term in the preamble.

“MNPI” means, on any date, material non-public information with respect to any Credit Party, the Term Loans or any securities issued by a Credit Party that has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI or any such information that is disclosed to all Lenders in accordance with the confidentiality provisions of this Agreement) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to, or acquire Term Loans from, a Credit Party.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Mortgage Amendment” has the meaning assigned to that term in section 5.12(c).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates (i) makes or is obligated to make contributions; (ii) during the preceding five plan years, has made or been obligated to make contributions; or (iii) has any actual or contingent liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including, without limitation, (a) income taxes estimated in good faith by the seller thereof to be payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) brokerage fees and legal expenses incurred directly attributable to such Asset Sale; and (d) any reserves required to be established by the seller thereof in accordance with GAAP against liabilities reasonably anticipated and directly attributable to the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale.

“Net Cash Balance” means, at any time, the (a) sum of all Cash and Cash Equivalents held by Credit Parties minus (b) the sum of the aggregate principal amount of loans outstanding under the

Revolving Credit Facility plus the aggregate maximum amount which may be drawn under all letters of credit issued under the Revolving Credit Facility.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes estimated in good faith by the seller thereof to be payable as a result of any gain recognized in connection therewith.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a Term Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning assigned to that term in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Debt” has the meaning assigned to that term in Section 6.16.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.22).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code, or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by Holdings or any of its Subsidiaries or any respective ERISA Affiliates; or (ii) with respect to which Holdings or any of its Subsidiaries or any respective ERISA Affiliates has any actual or contingent liability.

“Perfection Deliverables” means, with respect to any Credit Party, or any Person that becomes a Credit Party pursuant to Section 5.10 and to the extent required to be delivered under such Section:

(i)                       evidence satisfactory to Collateral Agent of the compliance by such Credit Party of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, its obligations (A) to execute and deliver (x) UCC financing statements, (y) originals of securities, instruments and chattel paper and (z) any agreements governing deposit and/or securities accounts as provided therein, and (B) to file intellectual property security agreements with the United States Patent and Trademark Office and the United States Copyright Office);

(ii)                    (A)                               to the extent required to be delivered by the Collateral Agent, the results of searches, by Persons satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings), fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of such Credit Party, and of filings with the United States Patent and Trademark Office and the United States Copyright Office, together with copies of all such filings disclosed by such searches, and (B) UCC termination statements (or similar documents), releases to be filed with the United States Patent and Trademark Office and the United States Copyright Office, and other filings duly executed by all applicable Persons for filing in all applicable jurisdictions and offices as may be necessary to terminate any effective UCC financing statements (or equivalent filings) and other filings disclosed in such searches (other than any such financing statements in respect of Permitted Liens);

(iii)                 to the extent required to be delivered by the Collateral Agent, opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in the Collateral of such Credit Party and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)                evidence that such Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

“Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, that: (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned not less than 80% by Company or a Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, each of the actions (and within the time periods) set forth in Sections 5.10 and/or 5.11, as applicable; (iv) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Restatement Effective Date or any business reasonably related thereto; and (v) each such Permitted Acquisition shall be effectuated pursuant to the terms of a consensual merger or stock purchase agreement or other consensual acquisition agreement between the Company or the applicable Subsidiary and the applicable seller or Person being so acquired.

“Permitted Holdings Reincorporation” means a change of the jurisdiction of organization of Holdings from Delaware to Wisconsin; provided that (i) no Default exists or would result therefrom and the representations and warranties contained in Section 4 and the other Credit Documents (other than any representation to the effect the Holdings is incorporated in Delaware and not in Wisconsin) are true and correct in all material respects (or in all respects, if qualified by materiality) on and as of that date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects, if qualified by materiality) on and as of such earlier date, (ii) the person resulting therefrom shall be named Douglas Dynamics, Inc., and shall be a corporation organized under the laws of the state of Wisconsin, and shall expressly confirm its obligations under this Agreement and the other Credit Documents to which it is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Administrative Agent, (iii) the Borrower Representative shall have provided 30 days’ prior written notice to the Administrative Agent of such Permitted Holdings Reincorporation, (iv) Holdings shall be in compliance, before and after such Permitted Holdings Reincorporation, with all its covenants and obligations under this Agreement and the other the Credit Documents, (v) each other Credit Party shall in connection therewith expressly confirm its obligations under this Agreement and the other Credit Documents to which it is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Administrative Agent, (vi) Holdings and, to the extent requested by the Administrative Agent, each other Credit Party, shall have executed and delivered, as applicable, such supplemental Collateral Documents (including additional UCC and other filings) as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent, (vii) the Credit Parties shall have taken all corresponding actions required pursuant to the Revolving Credit Facility and the Intercreditor Agreement and (viii) Holdings and, to the extent applicable, each other Credit Party, shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Administrative Agent with respect to the execution and delivery and enforceability of the documents referred to above and the compliance of such Permitted Holdings Reincorporation with the provisions hereof, and all such opinions of counsel shall be satisfactory to the Administrative Agent; and provided, further, that (x) if the foregoing are satisfied, all references hereunder and under the other Credit Documents to Holdings shall be references to Holdings as so reincorporated and (y) notwithstanding any provision of Section 10.5, the Administrative Agent and the Collateral Agent are each hereby authorized by the Lenders to make any amendments to the Credit Documents that are necessary to reflect the foregoing.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Indebtedness, extensions, renewals, refinancings or replacements of such Indebtedness; provided that such extensions, renewals, refinancings or replacements (i) are on terms and conditions (including the terms and conditions of any guarantees of or other credit support for such Indebtedness) not materially less favorable taken as a whole to Company and its Subsidiaries, the Administrative Agent, the Collateral Agent or the Lenders than the terms and conditions of the Indebtedness being extended, renewed, refinanced or replaced, (ii) do not add as an obligor any Person that would not have been an obligor under the Indebtedness being extended, renewed replaced or refinanced, (iii) do not result in a greater principal amount or shorter remaining average life to maturity than the Indebtedness being extended, renewed replaced or refinanced and (iv) are not effected at any time when a Default or Event of Default has occurred and is continuing or would result therefrom.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Amended and Restated Term Pledge and Security Agreement dated as of the Restatement Effective Date by Borrower and each Guarantor, substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Prepayment Amount” has the meaning assigned to that term in Section 2.14(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means the Administrative Agent’s principal office in New York City, or such other office as the Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Projections” has the meaning assigned to that term in Section 4.8.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loans of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Public Lender” means a Lender whose representatives may trade in securities of Holdings, the Borrower or any of their respective Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Quotation Day” means with respect to any Eurodollar Rate Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Real Estate Asset Deliverables” means, with respect to any Real Estate Asset, and to the extent required to be delivered pursuant to Section 5.11 or Section 5.12:

(i)             fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Real Estate Asset;

(ii)          at the request of the Collateral Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which such Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii)       at the request of the Collateral Agent, (a) ALTA mortgagee title insurance policies or unconditional commitments therefore issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to such Real Estate Asset, in amounts satisfactory to the Collateral Agent with respect to such Real Estate Asset, dated as of the date of the recording of the Mortgage with respect to such Real Estate Asset and otherwise in form and substance reasonably satisfactory to Collateral Agent (each, a “Title Policy”), and copies of all recorded documents listed as exceptions to title or otherwise referred to therein and (b) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Real Estate Asset in the appropriate real estate records;

(iv)      a completed Federal Emergency Management Agency Standard Flood Hazard Determination and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent;

(v)         at the request of the Collateral Agent, ALTA surveys of such Real Estate Asset, certified to Collateral Agent and dated as of a date acceptable to the title company for removal of the survey exceptions in the Title Policy for such Real Estate Asset, and otherwise in form and substance reasonably satisfactory to the Collateral Agent;

(vi)      with respect only to any Real Estate Asset described in Section 5.11 hereof, upon request of the Administrative Agent, a USPAP and FIRREA appraisal of each such Real Estate Asset prepared by an MAI appraiser reasonably acceptable to the Administrative Agent on which the Agents and the Lenders (and their respective permitted assigns) may rely; and

(vii)   a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse; provided that the failure to deliver such landlord’s agreement, mortgagee agreement or bailee letter shall not be a Default hereunder so long as the Credit Parties use commercially reasonable efforts to obtain such landlord’s agreement, mortgagee agreement or bailee letter.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Collateral Agent.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upward to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks as of the Specified Time on the Quotation Day for Loans in Dollars and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Borrower.

“Register” has the meaning assigned to that term in Section 10.6(e).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund or similar investment vehicle that invests in commercial loans and that is managed or advised by (i) the Lender, (ii) an Affiliate of Lender or (iii) the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Lender Assignment” has the meaning assigned to that term in Section 10.6(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” has the meaning assigned to that term in Section 2.22.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Restatement Effective Date” means the date on which the conditions precedent set forth in Section 3.1 are satisfied, which date is December 31, 2014.

“Restricted Payment” means (i) any dividend or other distribution (including, for the avoidance of doubt, any payment pursuant to Section 6.5(d)), direct or indirect, on account of any shares of any class of stock (or of any other Capital Stock) of Holdings, Company or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock (or of any other Capital Stock) of Holdings, Company or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock (or of any other Capital Stock) of Holdings, Company or any of their respective Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness permitted pursuant to Sections 6.1(b), 6.1(e) (in respect of Indebtedness incurred under Sections 6.1(b), 6.1(h) or 6.1(k) (to the extent constituting subordinated Indebtedness)).

“Revolving Credit Documents” means all documents, instruments or agreements executed and delivered by Holdings or any of its Subsidiaries for the benefit of any agent or lender in connection with the Revolving Credit Facility.

“Revolving Credit Facility” means the $100,000,000 amended and restated senior secured revolving credit facility pursuant to the amended and restated revolving credit agreement dated as of the Restatement Effective Date among Holdings, the Company, Fisher, DD Finance, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent and JPMorgan Chase Bank, N.A., as collateral agent, as it may be further amended, modified, refinanced or replaced from time to time, including amendments increasing the principal amount of revolving loans available thereunder.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“S&P” means Standard & Poor’s Financial Services LLC.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Second Offer” has the meaning assigned to that term in Section 2.14(d).

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Secured Debt Ratio” means the ratio as of the date of determination of (i) Consolidated Secured Debt, less unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries in excess of $1,000,000 (up to a maximum amount of $15,000,000) as of any date of determination, the contents of which are in a Blocked Account or in a securities account subject to a valid First Priority Lien in favor of the Collateral Agent and a control agreement in favor of the Collateral Agent on terms satisfactory to the Collateral Agent in its sole discretion, in each case, as of such date, to (ii) Consolidated Adjusted EBITDA for the Test Period most recently ended.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings and Borrower substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties set forth in Section 4.1, 4.3, 4.4(a), 4.4(b), 4.5, 4.6, 4.16, 4.17, 4.21, 4.22(a), 4.25 and 4.26.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” has the meaning assigned to that term in Section 6.8(c)(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Target” means Henderson Enterprises Group, Inc., a Delaware corporation.

“Target Bonding Agreement” means the General Application and Agreement of Indemnity, dated as of February 4, 2010, among Henderson Products, Inc., the Target, Employers Mutual Casualty Company, EMCASCO Insurance Company, Dakota Fire Insurance Company, Illinois EMCASCO Insurance Company, Union Insurance Company of Providence, EMC Property & Casualty Company and Hamilton Mutual Insurance Company.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender Addendum” means either a “Term Loan Converting Lender” Addendum or a “Term Loan Funding Lender” Addendum, substantially in the form of Exhibit K-1 or Exhibit K-2, respectively.

“Term Loan” means an extension of credit by a Lender to Borrower pursuant to Sections 2.1(a), 2.8 and 2.23, as applicable.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund any Term Loan and/or in the case of Existing Term Lenders, convert its Existing Term Loan into a Term Loan hereunder, in each case on the Restatement Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made or converted by such Lender hereunder and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The aggregate amount of the Term Loan Commitments as of the Restatement Effective Date is $190,000,000.

“Term Loan Commitment Conversion Amount” means, with respect to any Lender, the “Term Loan Commitment Conversion Amount” of such Lender as set forth in its Term Lender Addendum.

“Term Loan Commitment Funding Amount” means, with respect to any Lender, the portion (if any) of its Term Loan Commitment that appears under the heading “Term Loan Commitment Funding Amount” on its Term Lender Addendum.

“Term Loan Converting Lender” means any Lender with a Term Loan Commitment Conversion Amount (in its capacity as such).

“Term Loan Exposure” means, with respect to any Lender as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to the principal amount of the Term Loans of such Lender’s Term Loan Commitment.

“Term Loan Funding Lender” means any Lender with a Term Loan Commitment Funding Amount (in its capacity as such).

“Term Loan Joinder Agreement” means the Term Loan Joinder Agreement, substantially in the form of Exhibit N hereto.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Term Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement.

“Terminated Lender” has the meaning assigned to that term in Section 2.22.

“Test Period” means, at any time, the four Fiscal Quarters last ended (in each case taken as one accounting period) for which financial statements have been or are required to have been delivered, pursuant to Section 5.1(b) or 5.1(c) (or, prior to the first delivery of financial statements pursuant to Section 5.1, the four Fiscal Quarter period ended on September 30, 2014).

“Title Policy” has the meaning assigned to that term in the definition of “Real Estate Asset Deliverables.”

“Transactions” means (a) the consummation of the Acquisition and the Merger, (b) the execution, delivery and performance by each Credit Party of the Credit Documents to which they are to be a party as of the Restatement Effective Date (and, in the case of the Company, the borrowing of Loans and the use of proceeds thereof in accordance with the terms hereof), (c) the execution and delivery by each Credit Party of the Revolving Credit Documents to which they are to be a party as of the Restatement Effective Date (and, in the case of the Company, the borrowing of loans thereunder and the issuance of letters of credit thereunder and the use of proceeds thereof in accordance with the terms thereof) and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Trynex” has the meaning assigned to that term in the preamble.

“Type of Loan” means an ABR Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.19(f)(ii)(D)(2).

“Voluntary Term Loan Prepayments” has the meaning assigned to such term in Section 2.13(d).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Yield” means, for any loan on any date on which any “Yield” is required to be calculated hereunder pursuant to Section 2.21, the internal rate of return on such loan determined by the Administrative Agent in consultation with Borrower utilizing (a) the greater of (i) if applicable, any minimum Adjusted LIBO Rate applicable to such loan on such date and (ii) the forward LIBOR curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the earlier of (x) the date that is four (4) years following such date and (y) the maturity date of such Term Loan; (b) the “Applicable Margin” for such loan on such date (other than any component thereof in any minimum Adjusted LIBO Rate which shall be determined pursuant to clause (a) above); and (c) the issue price of such loan (after giving effect to any original issue discount or upfront fees paid to the market in respect of such loan calculated based on an assumed four (4) year average life to maturity).

1.2                               Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).  Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the most recent financial statements referred to in Section 4.7. Notwithstanding anything to the contrary contained herein, all calculations with respect to definitions, covenants and other provisions hereof shall be made without giving effect to FASB ASC 825 (Financial Instruments) or proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010 or any successor proposal.

1.3                               Interpretation, etc.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including”

shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.             LOANS

2.1                               Term Loans.

(a)                                 Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to (i) make, on the Restatement Effective Date, a Term Loan to the Company in an amount equal to such Lender’s Term Loan Commitment Funding Amount and/or (ii) convert its Existing Term Loans into Term Loans in an amount equal to its Term Loan Commitment Conversion Amount.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11, 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Restatement Effective Date after giving effect to the making by such Lender (if applicable) of, and conversion by such Lender (if applicable) of Existing Term Loans into, Term Loans on the Restatement Effective Date.

(b)                                 Borrowing Mechanics for Term Loans. Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least (x) three Business Days in advance of the Restatement Effective Date in the case of a Eurodollar Rate Loan to be made on the Restatement Effective Date (including any Existing Term Loan to be converted into a Term Loan on the Restatement Effective Date) or (y) one Business Day in advance of the Restatement Effective Date in the case of an ABR Loan to be made on the Restatement Effective Date (including any Existing Term Loan to be converted into a Term Loan on the Restatement Effective Date).  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(c)                                  Restatement Effective Date. On the Restatement Effective Date, (i) the Existing Term Loans of each Term Loan Converting Lender shall be converted into a Term Loan in an amount equal to such Term Lender’s Term Loan Commitment Conversion Amount and (ii) each Term Loan Funding Lender shall make a Term Loan available in an amount equal to its Term Loan Commitment Funding Amount to Administrative Agent not later than 12:00 p.m. (New York City time) by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans made on the Restatement Effective Date available to Company on the Restatement Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in such Funding Notice.

2.2                               [RESERVED]

2.3                               [RESERVED]

2.4                               Pro Rata Shares; Availability of Funds.

(a)                                 Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)                                 Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Alternate Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate applicable to such Loan.  Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments or Additional Term Loan Commitments (if applicable) hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5                               Use of Proceeds.  The proceeds of Term Loans drawn on the Restatement Effective Date shall be used to finance the Acquisition, to refinance certain existing Indebtedness of the Target and to pay transaction expenses.  The proceeds of the Term Loans made pursuant to Section 2.23 shall be used for general corporate purposes of Borrower and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6                               Evidence of Debt; Lenders’ Books and Records; Notes.

(a)                                 Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 Administrative Agent Account. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)                                  Records. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)                                 Notes. Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a Term Loan Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.7                               Interest on Loans.

(a)                                 Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                       if an ABR Loan, at the Alternate Base Rate plus the Applicable Margin; or

(ii)                    if a Eurodollar Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin.

(b)                                 The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be an ABR Loan.

(c)                                  In connection with Eurodollar Rate Loans there shall be no more than 10 Interest Periods outstanding at any time.  In the event Borrower fails to specify between an ABR Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into an ABR Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as an ABR Loan will remain as, or (if not then outstanding) will be made as, an ABR Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)                                 Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of ABR Loans at times when the Alternate Base Rate is based on the Prime Rate on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, and ABR Loans at times when the Alternate Base Rate is based on the Federal Funds Effective Rate or the Adjusted LIBO Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurodollar Rate Loan, the date of conversion of such ABR Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                                  Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to such Loan; (ii) upon any prepayment of such Loan that is a Eurodollar Rate Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

2.8                               Conversion/Continuation.

(a)                                 Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)                                to convert at any time all or any part of any Term Loan equal to $2,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)                             upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b)                                 Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.9                               Default Interest.  Automatically upon the occurrence and during the continuance of an Event of Default under Sections 8.1(a), 8.1(f) or 8.1(g) and, upon the notice from the Administrative Agent following the occurrence and during the continuation of any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans; provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent, Collateral Agent or any Lender.

2.10                        Fees.

(a)                                 [Reserved].

(b)                                 Company agrees to pay to Arranger and Agents such other fees and other payments in the amounts and at the times separately agreed upon.

2.11                        Scheduled Term Loan Payments.  The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments in amounts equal to 0.25% of the principal amount of the Term Loans outstanding on the Restatement Effective Date, on the last day of each Fiscal Quarter commencing March 31, 2015, with the balance of the Term Loans payable on the Maturity Date (each of such consecutive quarterly installments and the payment of the balances on the Maturity Date, an “Installment”).

Notwithstanding the foregoing, (y) such Installments shall be reduced pro rata in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.12, 2.13 and 2.14, as applicable; and (z) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event be paid in full no later than the Maturity Date.

2.12                        Voluntary Prepayments.

(a)                                 Any time and from time to time (and subject to Section 2.21):

(i)                                with respect to ABR Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount; and

(ii)                             with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount;

(b)                                 All such prepayments shall be made:

(i)                                upon not less than one Business Day’s prior written or telephonic notice in the case of ABR Loans; and

(ii)                             upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly notify each Lender).  Upon the giving of any such notice (which notice shall be irrevocable, except that if a notice of prepayment is given conditioned upon a refinancing (in whole or in part) of the

Obligations and such financing is not consummated, then such notice of prepayment may be revoked), the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

2.13                        Mandatory Prepayments.

(a)                                 Asset Sales.  No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds of Term Priority Collateral (or, after the Discharge of ABL Obligations, Net Asset Sale Proceeds of any Collateral), Company shall offer to prepay the Loans as set forth in Sections 2.14(b) and 2.14(d) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing on or as of such first Business Day, Company shall have the option (exercisable upon written notice thereof to Administrative Agent on or prior to such first Business Day), directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within 365 days of receipt thereof in long-term productive assets of the general type used in the business of Company and its Subsidiaries or to make capital expenditures in connection with improvement of capital assets of Company or any of its Subsidiaries (it being expressly agreed that any Net Asset Sale Proceeds not so invested shall be immediately offered to be applied as set forth in Sections 2.14(b) and 2.14(d)); provided, further, pending any such investment at any time that Net Asset Sale Proceeds not so invested shall equal or exceed $5,000,000 in the aggregate, an amount equal to all such Net Asset Sale Proceeds shall be deposited by Company, unless waived by Administrative Agent in its sole discretion, in a deposit account maintained at Administrative Agent as part of the Collateral (it being understood that, (x) so long as no Default or Event of Default shall have occurred and be continuing, Administrative Agent shall release or consent to the release of such funds to Company upon delivery to Administrative Agent of a certificate of an officer of Company certifying that such funds shall, upon release of such funds, be applied in accordance this Section 2.13(a) and (y) to the extent such amounts are not applied in accordance with, and at the times required by, this Section 2.13(a), all such funds then held by Administrative Agent shall be immediately applied by Administrative Agent, or immediately paid over to Administrative Agent to be applied, as set forth in Section 2.14(b)); provided, further, that notwithstanding the foregoing, the Net Asset Sale Proceeds from any sale leaseback transaction permitted pursuant to Section 6.1(n) hereof shall be offered to be applied as set forth in Sections 2.14(b) and 2.14(d).  In the event that prior to the Discharge of the ABL Obligations Holdings, Company or its Subsidiaries consummates an Asset Sale consisting of the sale of all or substantially all of the Capital Stock of a Subsidiary or is a sale of a division or line of business, then, for purposes of determining the amount of any prepayment required to be made or offered hereunder, a portion of the proceeds of such Asset Sale in an amount equal to (i) the net book value of all accounts receivable included in such Asset Sale plus (ii) the appraised fair market value of all inventory included in such Asset Sale (based on the most recent appraisal delivered under the Revolving Credit Facility) shall be treated as ABL Priority Collateral and shall not give rise to a prepayment hereunder.

(b)                                 Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds received with respect to Term Priority Collateral (or, after the Discharge of ABL Obligations, Net Insurance/Condemnation Proceeds of any Collateral), Company shall offer to prepay the Loans as set forth in Sections 2.14(b) and 2.14(d) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing on or as of such first Business Day, Company shall have the option (exercisable upon written notice thereof to Administrative Agent on or prior to such first Business Day), directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within 365 days of receipt thereof in long-term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof (it being expressly agreed that any Net

Insurance/Condemnation Proceeds not so invested shall immediately be offered to be applied as set forth in Sections 2.14(b) and 2.14(d)); provided, further, pending any such investment at any time that Net Insurance/Condemnation Proceeds not so invested shall equal or exceed $5,000,000 in the aggregate, an amount equal to all such Net Insurance/Condemnation Proceeds shall be deposited by Company, unless waived by Administrative Agent in its sole discretion, in a deposit account maintained at Administrative Agent (it being understood that, (x) so long as no Default or Event of Default shall have occurred and be continuing, Administrative Agent shall release or consent to the release of such funds to Company upon delivery to Administrative Agent of a certificate of an officer of Company certifying that such funds shall, upon release of such funds, be applied in accordance this Section 2.13(b) and (y) to the extent such amounts are not applied in accordance with, and at the times required by, this Section 2.13(b), all such funds then held by Administrative Agent shall be immediately applied by Administrative Agent, or immediately paid over to Administrative Agent to be applied, as set forth in Section 2.14(b)).

(c)                                  Issuance of Debt.  No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from (i) the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1) or (ii) the incurrence of any Indebtedness permitted to be incurred pursuant to Section 6.1(k), Company shall, in each case, offer to prepay the Loans as set forth in Sections 2.14(b) and 2.14(d) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and in the case of Indebtedness permitted pursuant to Section 6.1(k), Indebtedness used in connection with a Permitted Acquisition or refinancing other Indebtedness incurred in connection with a Permitted Acquisition.

(d)                                 Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2014), Company shall, no later than 150 days after the end of such Fiscal Year, offer to prepay the Loans as set forth in Sections 2.14(b) and 2.14(d) in an aggregate amount equal to the excess of (i) 50% of such Consolidated Excess Cash Flow over (ii) solely to the extent not financed with Indebtedness, the aggregate amount of all voluntary prepayments of Term Loans (including Credit Party Purchases) made during such Fiscal Year (it being understood that the aggregate amount of any such prepayment shall be the amount of the Borrower’s cash payment in respect of such prepayment) (the “Voluntary Term Loan Prepayments”); provided, however, that if the Leverage Ratio as of the last day of the most recently completed Fiscal Year for which financial statements have been delivered pursuant to Section 5.1(c) is less than or equal to 3.00 to 1.00, Company shall not be required to offer to prepay the Loans pursuant to this Section 2.13(d); provided, further that Company shall not be required to make any offer to prepay the Loans pursuant to this Section 2.13(d) at any time if after giving effect to such prepayment, the Excess Cash Flow Payment Conditions for mandatory prepayments pursuant to this Section 2.13(d) would not be satisfied.  In the event that Company is not required to offer to make a payment during the first 150 days of a Fiscal Year because the Excess Cash Flow Payment Conditions for such payment were not satisfied and after the 150 days Company satisfies the Excess Cash Flow Payment Conditions, then within 10 Business Days of satisfying such Excess Cash Flow Payment Conditions, Company shall make an offer to prepay in accordance with this Section 2.13(d).

(e)                                  Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.13(a) through 2.13(d), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow as the case may be.  In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14                        Application of Prepayments/Reductions.

(a)                                 Application of Voluntary Prepayments.  Any prepayment of any Loan pursuant to Section 2.12 shall be applied to prepay Term Loans on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans.

(b)                                 Application of Mandatory Prepayments.  Subject to Section 2.14(d), any prepayment of any Loan pursuant to Section 2.13 shall be applied to prepay Term Loans on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans.

(c)                                  Application of Prepayments of Loans to ABR Loans and Eurodollar Rate Loans.  Any prepayment thereof shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.17(c).

(d)                                 Lender Opt-out.  With respect to any prepayment of Term Loans pursuant to Section 2.13, any Lender, at its option, may elect not to accept such prepayment.  Upon the dates set forth in Section 2.13 for any such prepayment of Term Loans, Borrower shall notify the Administrative Agent of the amount that is available to prepay the Term Loans (the “Prepayment Amount”).  Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “First Offer”) to the Lenders of the amount available to prepay the Term Loans.  Any Lender declining such prepayment (a “Declining Lender”) shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than two Business Days after the date of such notice from the Administrative Agent.  On such date the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Term Loans owing to such Accepting Lenders, such available amount to be allocated on a pro rata basis among the Accepting Lenders that accept the Second Offer.  Any Lender declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than one Business Day after the date of such notice of a Second Offer.  Borrower shall prepay the Loans as set forth in Section 2.13 within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment.  Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Lenders shall be retained by Borrower.

2.15                        General Provisions Regarding Payments.

(a)                                 Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or other Obligations) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.17, 2.18, 2.19, 10.2 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) except that the provisions of this Section 2.15(c) shall not apply to a transfer to a Credit Party pursuant to Section 10.6(i).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1, 2.4, 2.15(d), 10.3 or 10.4, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)                                   Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes ABR Loans in lieu of its

Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(g)                                  If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

2.16                        Market Disruption.  If at the time that the Administrative Agent shall seek to determine the Screen Rate on the Quotation Day for any Interest Period for a Eurodollar Rate Loan, the Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the Adjusted LIBO Rate for such Interest Period for such Eurodollar Rate Loan; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Adjusted LIBO Rate for such Eurodollar Rate Loan, the Administrative Agent shall be deemed to have determined that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Rate Loan and Section 2.17(a) shall apply.

2.17                        Making or Maintaining Eurodollar Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  If prior to the commencement of any Interest Period for a Eurodollar Rate Loan:

(i)                                the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii)                             the Administrative Agent is advised by the Requisite Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Rate Loan shall be ineffective and (ii) if any Funding Notice requests a Eurodollar Rate Loan, such borrowing shall be made as an ABR if the circumstances giving rise to such notice affect only one Type of Loan, then the other Type of Loans shall be permitted.

(b)                                 Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Restatement Effective Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) an ABR Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into ABR Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods.  In the event of (a) the payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.20, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                                  Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such

Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBO Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18                        Increased Costs; Capital Adequacy.

(a)                                 If any Change in Law shall:

(i)                                impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)                             impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans made by such Lender; or

(iii)                          subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Recipient, as the case may be, such additional amount or amounts as will compensate such Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.19                        Taxes; Withholding, etc.

(a)                                 Withholding of Taxes; Gross-Up.  Each payment by any Credit Party under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)                                 Payment of Other Taxes by Borrower.  Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 2.19(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.19(d) shall be paid within 10 days after the Recipient delivers to any Credit Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent for the full amount of any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent or the Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the Collateral Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.19(e) shall be paid within 10 days after the Administrative Agent or the Collateral Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the Collateral Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)                                   Status of Lenders.  (i)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.19(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)                             Without limiting the generality of the foregoing, if Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that payments made to such Lender under the Credit Documents are exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with the conduct of a trade or business in the United States by such Lender, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (b) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the

Internal Revenue Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code;

(E)  in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)   any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)                          If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.19(f)(iii), “FATCA” shall include any amendments made to FATCA after the Restatement Effective Date.

(iv)                         For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.19(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.19(g) if such payment would place such indemnified party in a less favorable position

(on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.20                        Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21                        Soft-Call Premium.  In the event that, at any time on or prior to the first anniversary of the Restatement Effective Date, (i) this Agreement is amended or modified or any provision of this Agreement is waived and such amendment or modification to this Agreement or such waiver has the effect of reducing the interest rate or the Yield applicable to the Loans (other than any waiver of default interest) or (ii) Borrower makes any mandatory or voluntary prepayment of the Loans with the proceeds of any term loan Indebtedness under any credit facility (including, without limitation, any new or additional term loans under this Agreement) which term indebtedness has a lower Yield than the Yield of the Loans, then, Borrower agrees to pay to the Administrative Agent, (x) in the case of clause (i), for the account of each Lender that agrees to such amendment (or that is removed pursuant to the last paragraph of Section 2.22) a fee in an amount equal to 1.00% of such Lender’s Loans outstanding on the effective date of such amendment and (y) in the case of clause (ii), for the account of each Lender a fee in an amount equal to 1.00% of such Lender’s Loans that are being prepaid as a result of such prepayment.

2.22                        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a)(i) any Lender (an “Increased-Cost Lender”) shall give notice to Representative that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, or Administrative Agent may, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), 2.18 or 2.19, or otherwise as if it were a prepayment; (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender and (4) each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the Replacement Lender, and that the Terminated Lender need not be a party thereto in order for such assignment to be effective.  Upon the prepayment of all amounts owing to any Terminated Lender, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23                        Incremental Term Loans.

(a)                                 Request and Conditions.  Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (but in no event more than three (3)) additional term loan commitments (the “Additional Term Loan Commitments”) by an aggregate amount not in excess of (i) $80,000,000, plus (ii) an additional amount so long as after giving effect to the making of the Loans pursuant to the Additional Term Loan Commitments (the “Additional Term Loans”), the First Lien Debt Ratio is not greater than 3.25 to 1.00 (it being understood that in determining the amount of unrestricted Cash of the Company for purposes of calculating the First Lien Debt Ratio, the proceeds of the Additional Term Loans shall not be included).  Each such notice shall specify (a) the date (each, an “Increased Amount Date”) on which Borrower proposes that the Additional Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent or such earlier date as may reasonably be acceptable to the Administrative Agent and (b) the identity of each Lender or other Person that is an Eligible Assignee (each, a “Additional Term Loan Lender”) to whom Borrower proposes any portion of such Additional Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Additional Term Loan Commitments may elect or decline, in its sole discretion, to provide an Additional Term Loan Commitment.  Such Additional Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that; (1) the minimum amount of Additional Term Loan Commitments that may be requested for any Increased Amount Date shall be $10,000,000 and integral multiples of $1,000,000 in excess of that amount; (2) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Additional Term Loan Commitments (provided that with respect to any use of the Additional Term Loan Commitments for a Permitted Acquisition, no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall exist); (3) both before and after giving effect to the making of any Additional Term Loan Commitments, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality) on and as of such Increased Amount Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects, if qualified by materiality) on and as of such earlier date (provided that with respect to any use of the Additional Term Loan Commitments for a Permitted Acquisition, such representations and warranties shall be so true and correct as of the date of entry into the applicable acquisition documentation, and the only representations and warranties that need be so true and correct on the Increased Amount Date are those customarily made in connection with acquisition financings (as reasonably determined by the Administrative Agent and the applicable lenders in respect of such Additional Term Loan Commitments) or as otherwise required by the applicable lenders in respect of such Additional Term Loan Commitments); (4) the terms of the Additional Term Loan Commitments shall be reasonably satisfactory to the Administrative Agent and in compliance with the terms and provisions of this Section; (5) the Additional Term Loan Commitments, as applicable, shall be effected pursuant to one or more Term Loan Joinder Agreements executed and delivered by Borrower, and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(c); (6) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent or Collateral Agent in connection with any such transaction; and (7) the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to each Additional Term Loan Lender.  Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date for any Additional Term Loan Commitments.

(b)                                 Terms.  The terms and provisions of the Additional Term Loan Commitments shall be identical to the existing Term Loan Commitments; provided that: (1) the Applicable Margin for such loans shall be determined by Borrower and the applicable Additional Term Loan Lenders and the interest rate for the Additional Term Loans shall be determined by reference to the Alternate Base Rate and Adjusted LIBO Rate; provided, further however, that if the initial yield on such Additional Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Loans, (y) if such Loans are initially made at a discount or the Lenders making the same receive an upfront fee (other than any customary arrangement, underwriting or similar fees that are paid to the arranger of such Loans in its capacity as such) directly or indirectly from Holdings, Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of such Term Loans, being referred to herein as “Incremental OID”), the amount of such Incremental OID divided by the lesser of (A) the average life to maturity of such Loans and (B) four, and (z) the greater of (A) any amount by which the minimum Adjusted LIBO Rate applicable to such Loans exceeds the minimum Adjusted LIBO Rate then applicable to the Loans made on the Restatement Effective Date, and (B) any amount by which the minimum Alternate Base Rate applicable to such Additional Term Loans exceeds the minimum Alternate Base Rate then applicable to the Loans made on the Restatement Effective Date) exceeds the sum of (1) the Applicable Margin then in effect for Eurodollar Rate Loans that were Loans made on the Restatement Effective Date, and (2) the upfront fees divided by four, by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Net Yield”), then the Applicable Margin then in effect for the Loans made on the Restatement Effective Date shall automatically be increased by the Incremental Net Yield, effective upon the making of the Additional Term Loans, provided that to the extent the Applicable Margin applicable to the other Loans outstanding immediately prior to the making of the Additional Term Loans is so increased, the Applicable Margin on the Loans advanced after the Restatement Effective Date but prior to the relevant Increased Amount Date shall be increased such that the difference between the Applicable Margin applicable to the Loans made on the Restatement Effective Date and such subsequent Loans remains constant (or, if such Applicable Margin of both such series of Loans was equal, such Applicable Margin remains equal); provided, further that all determinations by the Administrative Agent as to Incremental Net Yield or other matters contemplated by this Section 2.23 shall be conclusive absent manifest error, and (2) the weighted average life to maturity of any Additional Terms Loan shall be no earlier than the weighted average life to maturity of the Term Loans made on the Restatement Effective Date (other than as required to make the Additional Term Loans fungible with the Term Loans made on the Restatement Effective Date).  Additional Term Loans will constitute Obligations hereunder for all purposes of this Agreement and the Collateral Documents and will be secured by the Collateral securing the other Obligations.  The parties hereto acknowledge and agree that the Administrative Agent may hereunder or pursuant to any Term Loan Joinder Agreement, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23, including, without limitation, conforming amendments (which may be in the form of an amendment and restatement) to provide for the Additional Term Loan Commitments to share ratably in the benefits of this Agreement and the other Credit Documents (including the accrued interest and fees in respect thereof) with the Term Loans; provided that such amendments may not alter the obligations of the Credit Parties under the Credit Documents except as provided in this Section. In addition, unless otherwise specifically provided herein, all references in the Credit Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Additional Term Loans.

SECTION 3.             CONDITIONS PRECEDENT

3.1                               Restatement Effective Date.  The effectiveness of this Agreement and the obligation of any Lender to make a Credit Extension on the Restatement Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Restatement Effective Date:

(a)                                 Credit Documents; Term Lender Addenda; Credit Documents.  Administrative Agent shall have received (i) sufficient copies of this Agreement, executed and delivered by each applicable Credit Party, the Agents and Requisite Lenders (as defined in the Existing Credit Agreement) and all Existing Term Loans shall have been replaced with Term Loans hereunder (and all accrued interest thereon shall have been paid), (ii) Term Lender Addenda to this Agreement, executed and delivered by Persons with aggregate Term Loan Commitments of $190,000,000, (iii) Notes, if any, requested by any Lender pursuant to Section 2.6(c) in connection with its Term Loan Commitments, executed and delivered by Borrower, (iv) the Pledge and Security Agreement, executed and delivered by each applicable Credit Party and (v) the Intercreditor Agreement, executed and delivered by each applicable Credit Party, the Agents and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Revolving Credit Documents.

(b)                                 Organizational Documents; Incumbency.  Administrative Agent shall have received (i) copies of each Organizational Document for each Credit Party, certified as of a recent date prior to the Restatement Effective Date by the appropriate governmental official or, as applicable, by an officer of such Credit Party; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Restatement Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Restatement Effective Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)                                  KYC Information. Each of the Lenders shall have received, at least five Business Days in advance of the Restatement Effective Date, all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

(d)                                 Collateral.  The Administrative Agent shall be satisfied with (i) the valid perfected First Priority security interest in favor of Collateral Agent, for the benefit of Secured Parties, in the Term Priority Collateral and (ii) the valid perfected Second Priority security interest in favor of Collateral Agent, for the benefit of Secured Parties, in the ABL Priority Collateral; provided that to the extent any such security interest cannot be validly provided or perfected (other than the grant and perfection of security interests (i) in material assets located in any state of the United States, Puerto Rico or the District of Columbia, (ii) in other assets with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or (iii) in Capital Stock (other than Capital Stock of a Subsidiary of the Target) with respect to which a Lien may be perfected by the delivery of a stock certificate) after the Company’s use of commercially reasonable efforts to do so without undue burden or expense, then the grant and perfection of such Collateral shall not constitute a condition precedent, but shall instead be provided no later than the date required by Section 5.12.

(e)                                  Flood Hazard Determinations.  The Administrative Agent shall have received a completed Federal Emergency Management Agency Standard Flood Hazard Determination and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent.

(f)                                   Opinion of Counsel to Credit Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinion of Foley & Lardner LLP, counsel for Credit Parties, in form and substance satisfactory to the Administrative Agent, dated as of the Restatement Effective Date (and each Credit Party hereby instructs such counsel to deliver such opinion to Agents and Lenders).

(g)                                  Fees.  Borrower shall have paid to Arranger and Agents all fees and other amounts payable to the Arranger, the Agents and the Lenders on the Restatement Effective Date.

(h)                                 Solvency Certificate.  On the Restatement Effective Date, Administrative Agent shall have received a Solvency Certificate dated as of the Restatement Effective Date and addressed to Administrative Agent and Lenders, in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the Transactions, Borrower is and will be, and Holdings and its Subsidiaries (on a consolidated basis) are and will be Solvent.

(i)                                     Acquisition.  The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of, or conversion of Existing Term Loans into, the Term Loans, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Lenders without the prior written consent of the Arranger.

(j)                                    No Material Adverse Effect.  Since December 31, 2013, there shall not have occurred any change, effect, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries.

(k)                                 Indebtedness. On the Restatement Effective Date, after giving effect to the Transactions, none of Holdings, the Borrower or any of the Subsidiaries of the Borrower shall have any material indebtedness for borrowed money other than Indebtedness outstanding under this Agreement and Indebtedness outstanding under the Revolving Credit Documents.

(l)                                     [RESERVED].

(m)                             [RESERVED].

(n)                                 [RESERVED].

(o)                                 [RESERVED].

(p)                                 Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice.

(q)                                 Representations and Warranties.  As of the Restatement Effective Date, the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality) on and as of the Restatement Effective Date to the same extent as though made on and as of the Restatement Effective Date.

(r)                                    [RESERVED].

(s)                                   [RESERVED].

(t)                                    Pro Forma Financial Statements.   The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for the twelve-month period ending on December 31, 2014, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(u)                                 Financial Statements.  The Administrative Agent shall have received (a) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and the Target for the 2011, 2012 and 2013 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (b) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income and cash flows of each of the Company and the Target for each subsequent fiscal quarter ended 45 days before the Restatement Effective Date.

Each Lender, by delivering its signature page to this Agreement on the Restatement Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved on the Restatement Effective Date.

3.2                               Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.             REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Restatement Effective Date and on each Credit Date, that the following statements are true and correct:

4.1                               Organization; Requisite Power and Authority; Qualification.  Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1 (subject to such changes as are permitted by Section 6.9 and to any Permitted Holdings Reincorporation), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2                               Capital Stock and Ownership.  The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable, except in the case of any corporation organized in the state of Wisconsin or any other corporation licensed to do business in the state of Wisconsin, subject to personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, such Section has been repealed).  Except as set forth on Schedule 4.2, as of the Restatement Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Restatement Effective Date.

4.3                               Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4                               No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries; (b) violate any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Restatement Effective Date and disclosed in writing to Lenders.

4.5                               Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except to the extent obtained on or before the Restatement Effective Date, and except for filings and recordings with respect to the Collateral made or to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Restatement Effective Date.

4.6                               Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7                               Financial Condition.  Holdings has heretofore delivered to Administrative Agent the audited consolidated balance sheet of (i) Company and its Subsidiaries for the Fiscal Years ended December 31, 2011, December 31, 2012 and December 31, 2013, and the related audited consolidated statements of income, stockholders’ equity and cash flows of each of such companies for each such Fiscal Year then ended, together with all related notes and schedules thereto and (ii) the Target and its Subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, and the related audited consolidated statements of income, stockholders’ equity and cash flows of each of such companies for each such fiscal year then ended, together with all related notes and schedules thereto.  All such statements of Company and its Subsidiaries or the Target and its Subsidiaries, as applicable, were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.  As of the Restatement Effective Date, neither Company nor any of its Subsidiaries (including the Target and any of its Subsidiaries) has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole (after giving effect to the Restatement Effective Date).

4.8                               Projections.  On and as of the Restatement Effective Date, the projections of Holdings and its Subsidiaries for (x) the period Fiscal Year 2015 through and including Fiscal Year 2021 and (y) the Fiscal Quarters beginning with the first Fiscal Quarter of 2015 through and including the fourth Fiscal Quarter of 2015 (collectively, the “Projections”) previously delivered to Administrative Agent are based on good faith estimates and assumptions made by the management of Holdings, it being recognized, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projected results and that the differences may be material.

4.9                               No Material Adverse Change.  Since December 31, 2013, except as set forth in Schedule 4.9, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

4.10                        No Restricted Payments.  Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11                        Litigation; Adverse Facts.  Except as set forth in Schedule 4.11 hereto, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12                        Payment of Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Neither Holdings nor any of its Subsidiaries knows of any proposed tax assessment against Holdings or any of its Subsidiaries other than those which are being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13                        Properties.

(a)                                 Title.  Each of Holdings and its Subsidiaries has (i) good, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the most recent financial statements delivered to the Administrative Agent, in each case except for assets disposed of (x) since the date of such financial statements and prior to the Restatement Effective Date in the ordinary course of business or (y) as otherwise permitted under Section 6.9 and except for such defects that neither individually nor in the aggregate could reasonably be expected to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens other than Permitted Liens.

(b)                                 Real Estate.  As of the Restatement Effective Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases or subleases (together with all amendments, modifications, supplements, renewals or extensions of any thereof), if any, affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or sublease.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)                                  Intellectual Property.  Company and its Subsidiaries own or have the valid right to use all material Intellectual Property, and all Intellectual Property is free and clear of any and all Liens other than Liens securing the Obligations and Liens permitted pursuant to Section 6.2(i).  Any registrations in respect of the Intellectual Property are in full force and effect and are valid and enforceable. The conduct of the business of Company and its Subsidiaries as currently conducted, and as currently contemplated to be conducted, including, but not limited to, all products, processes or services, made, offered or sold by Company and its Subsidiaries, does not and will not infringe upon, violate, misappropriate or dilute any intellectual property of any third party which infringement, violation, misappropriation or dilution could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings, Company or any of its Subsidiaries, no third party is infringing upon or misappropriating, violating or otherwise diluting any Intellectual Property where such infringement, misappropriation, violation or dilution could reasonably be expected to have a Material Adverse Effect.  Neither Holdings, Company nor any of its Subsidiaries is enjoined from using any material Intellectual Property, and except as could reasonably be expected to have a Material Adverse Effect, there is no pending or, to the knowledge of Holdings, Company or any of its Subsidiaries, threatened claim or litigation contesting (i) any right of Company or any of its Subsidiaries to own or use any Intellectual Property, or (ii) the validity or enforceability of any Intellectual Property.

4.14                        Environmental Matters.  Except as set forth in Schedule 4.14 hereto: (i) neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) as of the Restatement Effective Date, or except as otherwise reported to the Administrative Agent after the Restatement Effective Date, neither Holdings nor any of its Subsidiaries has received within the last 10 years any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604), or any comparable state law; (iii) there are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; and (iv) neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 4.14, compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including, without limitation, any matter included in Schedule 4.14, which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.15                        No Defaults.  Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations or covenants contained in (i) any of its Contractual Obligations (other than the Credit Documents and the Revolving Credit Documents), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect and (ii) any Credit Document and any Revolving Credit Document.

4.16                        Governmental Regulation.  Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17                        Margin Regulations.  Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of the Loans nor the pledge of the Collateral pursuant to the Collateral Documents, violates Regulation T, U or X of the Board of Governors of the Federal Reserve System.  No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.18                        Employee Matters.  Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 4.18, there is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, and the hours worked by and payments made to employees of Holdings or any of its Subsidiaries have not violated the Fair Labor Standards Act or any other law dealing with such matters, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Company, no union organization activity that is taking place; which in each case in clause (a), (b) or (c) above (including, without limitation, any matter included in Schedule 4.18), could either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.19                        Employee Benefit Plans.  Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Employee Benefit Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such determination is currently pending before the Internal Revenue Service, and, to the knowledge of Holdings, nothing has occurred subsequent to the issuance of such determination letter which reasonably would be expected to cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or reasonably is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates.  Except as set forth in Schedule 4.19 (and except for changes in matters identified in Schedule 4.19 that are not, individually or in the aggregate, material), no ERISA Event has occurred or is reasonably expected to occur.  Except as set forth in Schedule 4.19, and except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.  Except as set forth in Schedule 4.19 (and except for changes in matters identified in Schedule 4.19 that are not, individually or in the aggregate, material), the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  Neither Holdings, its Subsidiaries nor their respective ERISA Affiliates maintains, contributes to or is required to contribute to any Multiemployer Plan and has not incurred any liability in respect of any Multiemployer Plan that has not been satisfied in full.

4.20                        Certain Fees.  Except as otherwise disclosed in writing to Administrative Agent and Arranger, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders, Agents and Arranger against, and agrees that it will hold Lenders, Agents and Arranger harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.21                        Solvency.  Borrower is, and Holdings and its Subsidiaries (on a consolidated basis), are, and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.22                        Collateral.

(a)                                 Collateral Documents. The security interests created in favor of Collateral Agent under the Collateral Documents constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in all of the Collateral referred to therein in favor of Collateral Agent for the benefit of the Lenders.  The security interests in and Liens upon the Collateral described in the Collateral Documents are valid and perfected First Priority or Second Priority Liens (in accordance with the priorities set forth in the Intercreditor Agreement) to the extent such security interests and Liens can be perfected by such filings and recordations.  No consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests purported to be created by any of the Collateral Documents or to give third parties constructive notice thereof, other than (i) such as have been obtained and which remain in full force and effect or will be completed promptly following the date of creation of the Lien and (ii) the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

(b)                                 Absence of Third Party Filings.  Except such as may have been filed in favor of Collateral Agent as contemplated by Section 4.23(a) above and except as set forth on Schedule 4.22 annexed hereto or, after the Restatement Effective Date, as may have been filed with respect to a Lien permitted by Section 6.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing with respect to a Lien covering all or any part of the Collateral is on file with the

United States Patent and Trademark Office or United States Copyright Office or any other Governmental Authority.

4.23                        Disclosure.  No representation or warranty of Holdings and its Subsidiaries contained in any Credit Document or in any other documents, certificates or written statements, nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder contains any untrue statement of a material fact or omits (when taken as a whole) to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There is no fact known to Holdings or Company (other than matters of a general economic nature) that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.24                        Deposit Accounts. Annexed hereto as Schedule 4.24 is a list of all Deposit Accounts maintained by the Credit Parties as of the Restatement Effective Date, which Schedule includes, with respect to each deposit account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

4.25                        Use of Proceeds. The proceeds of Term Loans shall be used solely in accordance with Section 2.5.

4.26                        Anti-Corruption Laws and Sanctions. Holdings and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings, the Borrower and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrower, their respective Subsidiaries and their respective officers and employees and, to the knowledge of each of Holdings and the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, the Borrower, any of their respective Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings or the Borrower, any agent of Holdings, the Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No borrowing of Loans, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5.                         AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1                               Financial Statements and Other Reports.  Holdings will deliver to Administrative Agent and Collateral Agent for each Lender:

(a)                                 [RESERVED]

(b)                                 Quarterly Financial Statements. Within two Business Days after the date on which Holdings files or is required to file its Form 10-Q under the Exchange Act (but without giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule) or otherwise) (or, if Holdings is not required to file a Form 10-Q under the Exchange Act, within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2015)), (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all prepared in accordance with GAAP and in reasonable detail and certified by the chief financial officer, senior vice president-finance, treasurer or controller of Company or Holdings that they fairly present, in all material respects, the consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (ii) a narrative report describing the financial condition and results of operations of Holdings and its Subsidiaries for such Fiscal Quarter in form and substance reasonably satisfactory to Administrative Agent;

(c)                                  Annual Financial Statements.  Within two Business Days after the date on which Holdings files or is required to file its Form 10-K under the Exchange Act (but without giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule) or otherwise) (or, if Holdings is not required to file a Form 10-K under the Exchange Act, within 100 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2014), (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholder’s equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all prepared in accordance with GAAP and in reasonable detail and certified by the chief financial officer, senior vice president-finance, treasurer or controller of Company or Holdings that they fairly present, in all material respects, the consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (ii) a narrative report describing the financial condition and results of operations of Holdings and its Subsidiaries in form and substance reasonably satisfactory to Administrative Agent; (iii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, and (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.8 or otherwise with respect to accounting matters has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

(d)                                 Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)                                  Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 4.7, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f)                                   Notice of Default, etc.  Promptly upon, and in any event within five days after, any officer of Holdings or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any claimed default or event or condition of the type referred to in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences or would reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect; a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Holdings or the applicable Subsidiary has taken, is taking and proposes to take with respect thereto;

(g)                                  Notice of Litigation.  Promptly upon, and in any event within five days after, any officer of Holdings or any of its Subsidiaries obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;

(h)                                 ERISA.  (i) Promptly upon and in any event within five days of becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon Administrative Agent’s request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)                                     Financial Plan.  As soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a monthly consolidated and consolidating plan and financial forecast for such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated and consolidating statements of income and consolidated statement of cash flows of Holdings and its Subsidiaries for such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based;

(j)                                    Insurance Report.  As soon as practicable and in any event by the last day of each calendar year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding calendar year;

(k)                                 Accountants’ Reports.  Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Holdings or Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(l)                                     [RESERVED];

(m)                             Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(n)                                 Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to holders of its Indebtedness or to holders of its public equity securities or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries (including, without limitation, financial statements with respect to Holdings and its Subsidiaries) as from time to time may be reasonably requested by Administrative Agent or any Lender.

To the extent that any of the documents required to be delivered pursuant to Sections 5.1(b), (c) or (n) are also filed with the Securities and Exchange Commission, Borrower may fulfill such delivery requirements by providing the Administrative Agent, in writing, an internet link to a corresponding Securities and Exchange Commission filing that contains information and financial statements that conform with the requirements of such Sections.

5.2                               Existence.  Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to the business of Holdings and its Subsidiaries (on a consolidated basis).

5.3                               Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable which, if unpaid, might become a Lien upon any of its properties or assets; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4                               Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties owned by Holdings, Company or its Subsidiaries or used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5                               Insurance.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers having a financial strength rating of at least A- VII by A.M. Best Company, such commercial general liability insurance, business interruption insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) in the case of each commercial general liability insurance policy, name the Administrative Agent, the Collateral Agent and the Lenders as an additional insured thereunder as its interests may appear, (ii) in the case of each property or business interruption insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names the Collateral Agent, on behalf of Lenders as the loss payee thereunder and (iii) provide for at least 30 days’ (or such shorter period as agreed by the Administrative Agent in its Permitted Discretion) prior written notice to Collateral Agent of any material modification or cancellation of such policy.

5.6                               Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent, Collateral Agent or any Lender (and, in the case of any Lender, accompanied by Administrative Agent or Collateral Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect the Collateral, or otherwise to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their properties, assets, affairs, finances and accounts with its and their officers and independent public accountants (it being understood that, prior to the occurrence and continuance of an Event of Default, (x) any such discussions or meetings shall be limited to Administrative Agent and (y) in the case of discussions or meetings with the independent public accountants, only if Company has been given the opportunity to participate in such discussions or meetings), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7                               Lenders Meetings.  Holdings and Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each calendar year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

5.8                               Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.9                               Environmental.

(a)                                 Environmental Disclosure.  Each Credit Party will, and will cause each of its Subsidiaries to, deliver to Administrative Agent and Lenders:

(i)                                     as soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims; provided, however, that this Section 5.9(a)(i) shall not apply to communications covered by valid claims of attorney client privilege or to attorney work product generated by legal counsel to Holdings or any of its Subsidiaries;

(ii)                                  promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)                               as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications to or from any Governmental Authority or any Person bringing an Environmental Claim against Holdings or any of its Subsidiaries with respect to: (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any written request for information from any Governmental Authority stating such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity; and

(iv)                              with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)                                 Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10                        Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) promptly, and in any event within 10 days, cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all Perfection Deliverables and such documents, instruments, agreements, opinions and certificates as are similar to those described in Sections 3.1(b) and 3.1(f), and any other actions required by the Pledge and Security Agreement.  In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, promptly, and in any event within 10 days, deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in clause (i) of the definition of “Perfection Deliverables” necessary to grant and to perfect a First Priority of Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 66% (or a greater percentage if the pledge of a greater percentage could not result in adverse tax consequences to Borrower) of the voting equity interests and 100% of the non-voting equity interests (if any) of such Foreign Subsidiary. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice upon Administrative Agent’s approval of the contents therein shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.  Notwithstanding anything to the contrary in this Section 5.10, the requirements of this Section 5.10 shall not apply to any property or Subsidiary created or acquired after the Restatement Effective Date, as to which the Collateral Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.  The Collateral Agent is hereby authorized by the Lenders to enter into such amendments to the Collateral Documents as the Collateral Agent deems necessary to effectuate the provisions of this Section 5.10.

5.11                        Additional Real Estate Assets.  In the event that any Credit Party acquires, or any Person that becomes a Credit Party holds, a Real Estate Asset that is (a) a fee interest with a fair market value equal to or greater than $500,000 or (b) a leasehold interest with a value that Administrative Agent in its sole discretion, after consultation with Company, determines is material, and such interest has not otherwise been made subject to a perfected First Priority or Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall, promptly, and in any event within 10 days of such Credit Party acquiring such Real Estate Asset or such Person becoming a Credit Party, take all such actions and execute and deliver, or cause to be executed and delivered, all Real Estate Asset Deliverables and Perfection Deliverables with respect to each such Real Estate Asset to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority or Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) in such Real Estate Assets, and reports and other information reasonably satisfactory to Administrative Agent regarding environmental matters (including, without limitation, a Phase I Report) with respect to such Real Estate Assets.  In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time (but, prior to the occurrence and during the continuance of a Default or Event of Default, not more than once every two calendar years), to Administrative Agent such appraisals of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.  Notwithstanding anything to the contrary in this Section 5.11, the requirements of this Section 5.11 shall not apply to any Real Estate Asset acquired after the Restatement Effective Date, as to which the Collateral Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.  The Collateral Agent is hereby authorized by the Lenders to enter into such amendments to the Collateral Documents as the Collateral Agent deems necessary to effectuate the provisions of this Section 5.11.

5.12                        Post-Closing.

(a)                                 To the extent a grant of a security interest in any Term Priority Collateral (other than Term Priority Collateral that is a Real Estate Asset) or any ABL Priority Collateral was not validly granted and/or perfected on the Restatement Effective Date, such security interest shall be validly granted and perfected no later 30 days following the Restatement Effective Date (or such later date as the Administrative Agent may agree).

(b)                                 Within 90 days following the Restatement Effective Date (or such later date as the Administrative Agent may agree), the Borrower shall deliver to the Collateral Agent all Real Estate Asset Deliverables (other than those listed in clause (vi) of such definition) with respect to any Term Priority Collateral that is a Real Estate Asset (other than any Existing Mortgaged Property).

(c)                                  Within 90 days following the Restatement Effective Date (or such later date as the Administrative Agent may agree), the Borrower shall deliver to the Collateral Agent the following:

(i)                                     with respect to each Mortgage encumbering a Real Estate Asset on the Restatement Effective Date (each an “Existing Mortgaged Property”, an amendment to the existing Mortgage (the “Mortgage Amendment”) duly executed and acknowledged by the applicable Credit Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii)                                  with respect to each Title Policy covering the Mortgage for any Existing Mortgaged Property, a date down endorsement to the such Title Policy, which shall be in form and substance reasonably satisfactory to the Collateral Agent and reasonably assures the Collateral Agent as of the date of such endorsement that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such Existing Mortgaged Property, in favor of the Collateral Agent for the benefit of the Secured Parties and is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage;

(iii)                               with respect to each Mortgage encumbering an Existing Mortgaged Property, a legal opinion, addressed to the Collateral Agent, the Administrative Agent and the Secured Parties covering, among other things, the due authorization, execution, delivery and enforceability of the applicable Mortgage, as amended by the Mortgage Amendment, and shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent; and

(iv)                              such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title insurance company to issue the endorsements contemplated above and evidence of payment by the Borrower of all search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments referred to above.

5.13                        Further Assurances.  At any time or from time to time upon the request of Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (in each case subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.14                        ERISA.  Neither Holdings, its Subsidiaries nor their respective ERISA Affiliates shall establish, maintain, contribute to, or become required to contribute to any Multiemployer Plan.

5.15                        Maintenance of Credit Rating.  Holdings shall use its commercially reasonable efforts (including the timely payment of all customary amounts and the timely submission of all customary documentation) to ensure that (i) the credit facility provided for under this Agreement shall at all times have a credit rating assigned by S&P and Moody’s and (ii) Borrower shall at all times have a corporate credit rating assigned by S&P and Moody’s; provided, however, that in the event either S&P or Moody’s ceases to exist, ceases to be in the business of issuing ratings in respect of credit facilities, or the rating of such facilities is not otherwise obtainable from such agencies, then Holdings shall use its commercially reasonable efforts (including the timely payment of all customary amounts and the timely submission of all customary documentation) to ensure that such facilities are rated by another nationally recognized statistical rating agency acceptable to Administrative Agent.

SECTION 6.                         NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Indebtedness.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                                 the Obligations;

(b)                                 Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Guarantor Subsidiaries, and any wholly-owned Guarantor Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Guarantor Subsidiary of Company; provided, (i) all such Indebtedness under this subclause (b) shall be (x) evidenced by promissory notes and all such notes shall be subject to a First Priority or Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) pursuant to the Pledge and

Security Agreement and (y) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (ii) any payment by any such Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)                                  Indebtedness under the Target Bonding Agreement in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(d)                                 Indebtedness of Company and its Subsidiaries arising in respect of netting services or overdraft protections with deposit accounts; provided, that such Indebtedness is extinguished within three Business Days of its incurrence;

(e)                                  guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(f)                                   Indebtedness of Company and its Subsidiaries existing on the Restatement Effective Date and described in Schedule 6.1, but not any extensions, renewals, refinancings or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the Restatement Effective Date and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable (taken as a whole) to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended and, prior to the issuance thereof, the Administrative Agent shall have received a certificate of an Authorized Officer of Company describing the terms of such refinancing or extension and certifying the requirements of this clause (f)(ii) have been satisfied; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced;

(g)                                  purchase money Indebtedness of Company and its Subsidiaries and Capital Leases (other than in connection with sale-leaseback transactions) of Company and its Subsidiaries, in each case incurred in the ordinary course of business to provide all or a portion of the purchase price or cost of construction of an asset or an improvement of an asset not constituting part of the Collateral; provided, that (A) such Indebtedness when incurred shall not exceed the purchase price or cost of improvement or construction of such asset, (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, (C) such Indebtedness shall be secured only by the asset acquired, constructed or improved in connection with the incurrence of such Indebtedness and (D) the aggregate principal amount of all such Indebtedness shall not exceed $7,500,000 at any time outstanding;

(h)                                 other Indebtedness of Company and its Subsidiaries, which is unsecured, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(i)                                     Indebtedness of Company under any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes;

(j)                                    Indebtedness evidenced by the Revolving Credit Documents in an aggregate amount not to exceed an amount equal to $131,000,000 (less the amount of all permanent reductions of the commitments under the Revolving Credit Facility) and any Permitted Refinancing of the Revolving Credit Facility;

(k)                                 additional senior unsecured or subordinated unsecured Indebtedness of the Company, the terms and conditions of which (i) shall provide for a maturity date no earlier than 180 days after the Maturity Date hereunder and with no scheduled amortization or other scheduled payments of principal prior to such date, (ii) shall be no more restrictive (without taking into account fees or interest rates), taken as a whole, than those set forth in the Credit Documents as in effect at the time such Indebtedness is incurred, except that this clause (ii) shall not prohibit Company and its subsidiaries from issuing high-yield senior unsecured notes or high-yield subordinated unsecured notes pursuant to indentures containing customary covenants for the issuance of high yield debt securities in a public offering at such time and (iii) shall otherwise be reasonably satisfactory to Administrative Agent; provided, that (A) after giving pro forma effect to the incurrence of such Indebtedness (and, if applicable, giving pro forma effect to any Subject Transaction pursuant to Section 6.8(c)), (1) the Secured Debt Ratio is less than 3.50 to 1.00 and (2) the Consolidated Interest Coverage Ratio is greater than or equal to 2.0 to 1.0 and (B) no Default or Event of Default has occurred or is continuing at the time of incurrence or would result from the incurrence of such Indebtedness and (C) prior to the issuance thereof, the Administrative Agent shall have received a certificate of an Authorized Officer of the Company describing the terms of such Indebtedness and certifying the requirements of this clause (k) have been satisfied; provided, further, that Indebtedness permitted pursuant to this clause (k) shall only be permitted if proceeds of such Indebtedness are used in connection with a Permitted Acquisition or incurred to refinance other Indebtedness incurred in connection with a Permitted Acquisition and to the extent such proceeds are not so used in connection with a Permitted Acquisition or a refinancing of other Indebtedness incurred in connection with a Permitted Acquisition, the Company shall make a mandatory offer to prepay the Loans in accordance with Section 2.13(c);

(l)                                     Indebtedness of a Person existing at the time such Person becomes a Subsidiary of Company following the Restatement Effective Date, which Indebtedness is in existence at the time such Person becomes a Subsidiary and is not created in connection with or in contemplation of such Person becoming a Subsidiary; provided that the aggregate principal amount of all such Indebtedness in the aggregate shall not exceed $10,000,000 at any time outstanding;

(m)                             to the extent constituting Indebtedness, deferred compensation arrangements in an aggregate amount not to exceed $1,400,000 at any time outstanding; and

(n)                                 Capital Leases of Company entered into in connection with sale-leaseback transactions permitted by Section 6.3; provided, that (A) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (B) such Indebtedness shall be secured only by the facility which is the subject of such Capital Lease.

6.2                               Liens.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings, Company or any such Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)                                 Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)                                 Liens imposed by law for Taxes that are not yet required to be paid pursuant to Section 5.3;

(c)                                  statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or under Sections 303(k) or 4068 of ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)                                 deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)                                  easements, rights-of-way, restrictions, encroachments, minor defects or irregularities in title and other similar charges, in each case which do not and will not interfere in any material respect with the use or value of the property or asset to which it relates or which appear on any Title Policy required to be delivered to the Collateral Agent pursuant to Section 5.11 or 5.12;

(f)                                   any interest or title of a lessor or sublessor under any operating or true lease of real estate entered into by Company or its Subsidiaries in the ordinary course of its business covering only the assets so leased;

(g)                                  purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)                                 any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);

(i)                                     non-exclusive licenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(j)                                    bankers liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course of business of Company and its Subsidiaries;

(k)                                 Liens granted by Company or its Subsidiaries existing on the Restatement Effective Date and described in Schedule 6.2; provided, that (A) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Restatement Effective Date and (B) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded, replaced or refinanced except as otherwise permitted by Section 6.1(f);

(l)                                     Liens securing (i) Indebtedness permitted pursuant to Section 6.1(g), provided, any such Lien shall encumber only the asset acquired, constructed or improved with the proceeds of such

Indebtedness and (ii) Indebtedness permitted pursuant to Section 6.1(n), provided any such Lien shall encumber only the facility that is the subject of such Capital Lease;

(m)                             Liens securing Indebtedness permitted under Section 6.1(l); provided that such Liens are of a type described in Section 6.2(l)(i) and are not created in contemplation of or in connection with such Person becoming a Subsidiary, such Liens will not apply to any other property of Holdings or any of its Subsidiaries, and such Liens will secure only those obligations secured by such Liens on the date such Person becomes a Subsidiary;

(n)                                 Liens securing Indebtedness permitted under Section 6.1(j) as long as such Liens are subject to the Intercreditor Agreement; and

(o)                                 Liens on the Collateral securing Indebtedness permitted under Section 6.1(c) as long as (i) such Liens on the Collateral are junior to the Liens on the Collateral securing the Obligations and (ii) such Liens are subject to an intercreditor agreement on terms satisfactory to the Administrative Agent and Collateral Agent (it being understood that such intercreditor agreement shall include a permanent standstill on Lien enforcement rights by the holders of the Indebtedness permitted under Section 6.1(c)) or are subject to other arrangements reasonably satisfactory to the Administrative Agent and Collateral Agent.

6.3                               Sales and Leasebacks.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or (b) which Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may (i) become and remain liable as lessee, guarantor or other surety with respect to any such lease which is a Capital Lease permitted pursuant to Section 6.1(g), and (ii) so long as no Default or Event of Default has occurred or is continuing or shall be caused thereby, sale-leaseback transactions in respect of any manufacturing Facilities owned by Company as of the Restatement Effective Date; provided, further, that (A) the material terms and conditions of such sale-leaseback transaction (including any Capital Lease in connection with such transaction) shall be reasonably satisfactory to the Administrative Agent, (B) Collateral Agent is granted a valid First Priority or Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) in Company’s leasehold interest in connection with such transaction, (C) the lessor (or lenders under any Capital Lease) in connection with such transaction shall agree to provide Collateral Agent access to the Collateral located at such facility pursuant to an agreement reasonably satisfactory to Administrative Agent and the Collateral Agent (the terms of which shall include subordination and non-disturbance provisions with respect to any such Collateral, and other terms as may be reasonably required by Administrative Agent or the Collateral Agent), (D) the amount of consideration payable to Company or its Subsidiaries (and the aggregate principal amount of Indebtedness in respect of any Capital Leases) in any such transaction shall not exceed the fair market value of any such facility (determined in good faith by the board of directors of Company (or similar governing body)), and shall not exceed $30,000,000 in the aggregate and (E) the Net Asset Sale Proceeds with respect to any such Capital Lease shall be applied to repay Indebtedness to the extent required pursuant to Section 2.14(b).

6.4                               No Further Negative Pledges.  Except (i) pursuant to this Agreement, (ii) pursuant to the terms of Indebtedness permitted under Section 6.1(h), 6.1(j), 6.1(k) or 6.1(l), (iii) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (iv) pursuant to customary non-assignment or no-subletting clauses in leases, licenses or contracts entered into in the ordinary course of business, which restrict only the assignment of such lease, license or contract, as applicable, or (v) in connection with purchase money financing or Capital Leases permitted under Section 6.1(g) or 6.1(n) (in each case, provided the prohibition applies only to the asset being acquired or constructed, or which is the subject of such Capital Lease), each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5                               Restricted Payments.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a)                                 Subsidiaries of Company may make Restricted Payments (i) to Company or to any parent entity of such Subsidiary which is a wholly-owned Guarantor Subsidiary and (ii) on a pro rata basis to the equity holders of any other Guarantor Subsidiary;

(b)                                 (i) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company and its Subsidiaries may make prepayments and regularly scheduled payments of principal and interest in respect of any Indebtedness permitted under Sections 6.1(b), (ii) Company and its Subsidiaries may make scheduled payments and mandatory prepayments of principal, and regularly scheduled payments of interest in respect of and, so long as no Default or Event of Default shall have occurred and be continuing, voluntary repayments of, any Indebtedness permitted under Section 6.1(h), (iii) Company and its Subsidiaries may make mandatory prepayments and regularly scheduled payments of principal and interest in respect of any Indebtedness permitted under Section 6.1(k) (to the extent constituting subordinated Indebtedness) or 6.1(n), but only to the extent such payments are permitted by the terms, and subordination provisions (if any) applicable to, such Indebtedness, and (iv) Company and its Subsidiaries may make payments in respect of guarantees permitted under Section 6.1(e) to the extent the Indebtedness guaranteed thereby is permitted to be paid under this Section 6.5 (in each case under the foregoing subclauses (i), (ii) and (iii) in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness as issued);

(c)                                  Company may make Restricted Payments to Holdings to the extent reasonably necessary to permit Holdings (in each case so long as Holdings applies the amount of any such Restricted Payment for such purpose within five days of receipt of such amount) (i) to pay general administrative and corporate overhead costs and expenses (including, without limitation, expenses arising by virtue of Holdings’ status as a public company (including fees and expenses related to filings with the Securities and Exchange Commission, roadshow expenses, printing expenses and fees and expenses of attorneys and auditors)), (ii)  to discharge the consolidated tax liabilities of Holdings and its Subsidiaries and (iii) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, to allow Holdings to repurchase shares of, or options to purchase shares of, Capital Stock of Holdings from employees, officers or directors of Holdings, Company or any Subsidiaries thereof in any aggregate amount not to exceed $1,000,000 in any calendar year or $5,000,000 in the aggregate since the Restatement Effective Date;

(d)                                 (i) Company may make Restricted Payments to Holdings (so long as Holdings applies such payment to the payment of dividends or distributions to its shareholders (or any payment on account of any shares of any class of stock (or any other Capital Stock) of Holdings, Company or any of their respective Subsidiaries, including, for the avoidance of doubt, the repurchase of any such shares)

within 60 days of the receipt of such amount) in an aggregate amount not to exceed (A) $6,250,000 in any Fiscal Quarter of 2015 and (B) $6,500,000 in any Fiscal Quarter of 2016 and thereafter; provided that, notwithstanding the foregoing, any Restricted Payment under this Section 6.5(d)(i) may only be made so long as (w) no Default or Event of Default has occurred or is continuing or shall be caused thereby after giving effect to such Restricted Payment, (x) after giving effect to such Restricted Payment, Excess Collateral Availability is greater than the greater of $15,000,000 and 15% of the commitments under the Revolving Credit Facility at the time of determination and (y) after giving effect to such Restricted Payment, Excess Availability is at least the greater of $10,000,000 and 10% of the commitments under the Revolving Credit Facility at the time, and (z) the Administrative Agent shall have received a certificate of Company’s chief financial officer or treasurer certifying that the conditions set forth in this Section 6.5(d)(i) have been satisfied and setting for the calculations of Excess Collateral Availability and Excess Availability in reasonable detail; and (ii) Holdings may make Restricted Payments in an amount equal to the actual amount of Restricted Payments made by Company to Holdings pursuant to Section 6.5(d)(i) that have not previously been distributed by Holdings, so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby; provided, however, that notwithstanding anything to the contrary contained in this Section 6.5(d), this Section 6.5(d)(ii) shall not prohibit the payment of any dividend within 60 days after the date of declaration of such dividend if such dividend was permitted under this Section 6.5(d)(ii) on the date of declaration;

(e)                                  so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby Holdings may make Restricted Payments as described in Section 6.5(c)(iii); and

(f)                                   additional Restricted Payments in any Fiscal Year in an aggregate amount not to exceed the Available Excess Cash Flow as of the date of such payment (calculated after giving effect to any Investments pursuant to Section 6.7(m) on such date, any prepayments, repurchases or redemptions of Other Debt on such date and any Credit Party Purchases on such date but without giving effect to the Restricted Payment proposed to be made on such date).

6.6                               Restrictions on Subsidiary Distributions.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or by any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or to any other Subsidiary of Company, (c) make loans or advances to Company or to any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or to any other Subsidiary of Company other than restrictions (i) existing under this Agreement or the Revolving Credit Documents (as in effect on the Restatement Effective Date), (ii) in agreements evidencing Indebtedness permitted by Sections 6.1(g) and 6.1(l) that impose restrictions on the property so acquired, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (iv) restrictions in agreements evidencing Indebtedness secured by Liens permitted by Section 6.2(m) that impose restrictions on the property securing such Indebtedness, (v) customary restrictions on assets that are the subject of an Asset Sale permitted by Section 6.9 or a Capital Lease permitted by Section 6.1(n) and (vi) in agreements evidencing Indebtedness permitted by Section 6.1(h) or 6.1(k), in each case, so long as such restrictions are not more restrictive, taken as a whole, than the restrictions set forth in this Agreement or are customary for the issuance of high yield debt securities in a public offering at such time.

6.7                               Investments.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)                                 Investments in Cash and Cash Equivalents;

(b)                                 Investments by Holdings in Company;

(c)                                  Investments made by Company or any of its Subsidiaries in Subsidiary Guarantors which are wholly-owned Subsidiaries of Company;

(d)                                 Investments received by Company or any of its Subsidiaries in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers or suppliers of such Person, in each case in the ordinary course of business;

(e)                                  accounts receivable arising, and trade credit granted, in the ordinary course of business of Company and its Subsidiaries, and any Securities received by Company or any of its Subsidiaries in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and any prepayments and other credits to suppliers made in the ordinary course of business;

(f)                                   intercompany loans to the extent permitted under Section 6.1(b);

(g)                                  Consolidated Capital Expenditures by Company or any of its Subsidiaries permitted by Section 6.8(b) of the Revolving Credit Facility;

(h)                                 loans and advances by Company or any of its Subsidiaries to employees of Company and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(i)                                     Investments by Company or any of its Subsidiaries made in connection with Permitted Acquisitions permitted pursuant to Section 6.9(d);

(j)                                    Investments by Company or any of its Subsidiaries constituting non-Cash consideration received by Company and its Subsidiaries in connection with permitted Asset Sales pursuant to subsection 6.9(c);

(k)                                 Company and its Subsidiaries may continue to own the Investments owned by them as of the Restatement Effective Date and described in Schedule 6.7;

(l)                                     other Investments by Company or any of its Subsidiaries in an aggregate amount not to exceed at any time outstanding $10,000,000 (minus any Restricted Payments made pursuant to Section 6.5(f)), if no Default or Event of Default has occurred or is continuing or would result therefrom; and

(m)                             additional Investments (other than acquisition of any Person or any division or line of business of any Person) by Company or any of its Subsidiaries in an aggregate amount not to exceed the Available Excess Cash Flow as of such date (calculated after giving effect to any Restricted Payments made pursuant to Section 6.5(f) on such date, any prepayments, repurchases or redemptions of Other Debt on such date made pursuant to Section 6.16 and any Credit Party Purchases on such date but without giving effect to such proposed Investment).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.5.

6.8                               Calculations.

(a)                                 [RESERVED]

(b)                                 [RESERVED]

(c)                                  Certain Calculations.

(i)                                     With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), including for purposes of determining the Leverage Ratio, the First Lien Debt Ratio, the Secured Debt Ratio, the Consolidated Interest Coverage Ratio, the Fixed Charge Coverage Ratio and Excess Availability in Available Excess Cash Flow, Section 2.13(d), Section 6.1(k), Section 6.9(d), clause (5) of the proviso to Section 10.6(i), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges, as applicable, all financial ratios and other financial calculations pursuant to the Credit Documents shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of Facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period.

(ii)                                  For purposes of calculating Consolidated Adjusted EBITDA of the Company, subject to clause (i) above, Consolidated Adjusted EBITDA for (x) the fiscal quarter ended March 31, 2014 shall be deemed to be $10,577,000, (y) the fiscal quarter ended June 30, 2014 shall be deemed to be $29,834,000 and (z)  the fiscal quarter ended September 30, 2014 shall be deemed to be $25,147,000.

(iii)                               With respect to any period commencing prior to the Restatement Effective Date, Consolidated Capital Expenditures shall be calculated with respect to the portion of such period prior to the Restatement Effective Date on a pro forma basis as if the Restatement Effective Date (and the Transactions) occurred on the first day of such period, and the other components of Consolidated Fixed Charges (other than Consolidated Interest Expense) shall be calculated with respect to the portion of such period prior to the Restatement Effective Date on a pro forma basis as if the Restatement Effective Date (and the Transactions) occurred on the first day of such period.

(iv)                              With respect to any period commencing prior to the Restatement Effective Date, Consolidated Interest Expense shall be calculated with respect to the portion of such period prior to the Restatement Effective Date on a pro forma basis as if the Restatement Effective Date occurred on the first day of such period (and assuming that the Indebtedness incurred on the

Restatement Effective Date was incurred on the first day of such period and, such Indebtedness bears interest during the portion of such period prior to the Restatement Effective Date at the weighted average of the interest rates applicable to outstanding Indebtedness during the portion of such period on and after the Restatement Effective Date and that no Indebtedness was repaid during the portion of such period prior to the Restatement Effective Date).

6.9                               Fundamental Changes; Asset Dispositions; Acquisitions.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise the business, or all or substantially all of the property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                                 any Subsidiary of Holdings may be merged with or into Company or with or into any wholly-owned Guarantor Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Guarantor Subsidiary of Company; provided, in the case of such a merger, Company or such wholly-owned Guarantor Subsidiary of Company, as applicable shall be the continuing or surviving Person;

(b)                                 sales or other dispositions of assets that do not constitute Asset Sales;

(c)                                  Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) do not exceed $5,000,000 in the aggregate in any calendar year and (ii) when aggregated with the proceeds of all other Asset Sales, do not exceed $15,000,000 in the aggregate from the Restatement Effective Date to the date of determination; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (and in respect of a transaction of greater than $2,500,000, as determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 80% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d)                                 Permitted Acquisitions if no Default or Event of Default has occurred and is continuing and (i) the consideration for which consists solely of common Capital Stock of Holdings, (ii) (A) the aggregate consideration paid does not exceed $50,000,000 in the aggregate in any calendar year and (B) Excess Availability is at least the greater of $15,000,000 and 15% of the commitments then in effect under the Revolving Credit Facility for 30 days prior to the date of such Permitted Acquisition and on the date of such Permitted Acquisition after giving pro forma effect thereto or (iii) (A) before and after giving effect to any such Permitted Acquisition, the Fixed Charge Coverage Ratio is greater than 1.0 to 1.0 for the most recently completed four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(b), 5.1(c) or 3.1(u), calculated to give effect to such Permitted Acquisition in accordance with Section 6.8(c) as if such Permitted Acquisition occurred on the first day of such four Fiscal Quarter period, as demonstrated in a Fixed Charge Coverage Compliance Certificate delivered to the Administrative Agent prior to such Permitted Acquisition and (B) Excess Availability is at least the greater of $15,000,000 and 15% of the commitments then in effect under the Revolving Credit Facility for 30 days prior to the date of the acquisition and on the date of the acquisition after giving pro forma effect thereto;

(e)                                  Investments made in accordance with Section 6.7; and

(f)                                   sale and leaseback transactions permitted pursuant to Section 6.3.

6.10                        Disposal of Subsidiary Interests.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to (a) directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law or (b) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (i) Company may issue Capital Stock to Holdings, (ii) Subsidiaries may issue Capital Stock to Company or to a Guarantor Subsidiary of Company (subject to the restrictions on such disposition otherwise imposed under Section 6.9) or to qualify directors if required by applicable law and (iii) Company or any Subsidiary may sell or otherwise dispose of the Capital Stock of its Subsidiaries in an Asset Sale permitted by Section 6.9.

6.11                        Fiscal Year.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, change its Fiscal Year-end from December 31; provided, that the Fiscal Year-end of Holdings and its Subsidiaries may be changed to the end of any Fiscal Quarter with the prior written consent of, and following receipt of any information requested by, Administrative Agent (including, without limitation, reconciliation statements for the immediately preceding three years described in Section 5.1(e)).

6.12                        Transactions with Shareholders and Affiliates.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the making of any loan) with any holder of 10% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction expressly permitted under this Agreement; (b) reasonable and customary fees paid to, and customary indemnification of, members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; and (e) any transaction between Credit Parties.

6.13                        Conduct of Business.  From and after the Restatement Effective Date, each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Restatement Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.14                        Permitted Activities of Holdings.  Holdings shall not (a) incur, directly or indirectly, any Indebtedness other than the Indebtedness (i) under the Credit Documents and (ii) under the Revolving Credit Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Revolving Credit Documents; (iii) making Restricted Payments to the extent permitted by Section 6.5 of this Agreement and Section 6.5 of the Revolving Credit Facility; (iv) making Investments to the extent permitted by Section 6.7 of this Agreement and Section 6.7 of the Revolving Credit Facility; (v) issuances of its Capital Stock; (vi) conducting activities arising by virtue of its status as a public company, including without limitation, compliance with its reporting obligations and other requirements applicable to public companies; and (vii) retaining Cash in a deposit account subject to a Blocked Account Agreement in the amount of any Restricted Payments received from the Company pursuant to Section 6.5(d)(i); (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15                        Amendments or Waivers of Certain Agreements.

(a)                                 Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, terminate or agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under any Revolving Credit Document or any Organizational Document, or make any payment consistent with an amendment thereof or change thereto (which amendment or other modification, in the case of (i) an Organizational Document or any Revolving Credit Document, is adverse in any material respect to the rights or interests of the Lenders (provided that with respect to any termination, amendment, restatement, supplement or other modification to, or waiver of any Revolving Loan Document, none of the following amendments shall be deemed adverse for purposes of this clause (i): (A) any waiver of any default or event of default or any other waiver or amendment permitting or increasing (or having the effect of permitting or increasing) borrowing availability under the Borrowing Base (without increasing the commitments under the Revolving Credit Facility), (B) payment of customary fees in connection with any waiver or amendment, or (C) any amendment implementing incremental or additional loans and/or commitments under the Revolving Loan Documents to the extent the Indebtedness in respect thereof is permitted under Section 6.1 and provided, further, that with respect to the Organizational Documents of Holdings, Holdings shall be permitted to effect a Permitted Holdings Reincorporation without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness permitted to be incurred under Section 6.1 which is subordinated to the Obligations, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on or fees in respect of such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Holdings or Company, any of their Subsidiaries, or Lenders.

6.16                        Limitation on Payments Relating to Other Debt.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, make or offer to make, any voluntary prepayment, repurchase or redemption of, or otherwise defease, the Indebtedness permitted to be incurred under Section 6.1(k) (such Indebtedness, “Other Debt”), or segregate funds for any such voluntary prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, the Company or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of Other Debt, other than (a) any prepayment, repurchase or redemption of Other Debt pursuant to a Permitted Refinancing thereof and (b) prepayments, repurchases or redemptions of Other Debt in an aggregate amount not to exceed the Available Excess Cash Flow as of such date

(calculated after giving effect to any Restricted Payments made pursuant to Section 6.5(f) on such date, any Investments made pursuant to Section 6.7(m) on such date and any Credit Party Purchases on such date but without giving effect to such proposed prepayment, repurchase or redemption).

6.17                        Use of Proceeds. The Borrower will not request any Loans, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.             GUARANTY

7.1                               Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2                               Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3                               Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4                               Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence and continuance of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                                  any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)                                   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce an agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5                               Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of

Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g)any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6                               Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Term Loan Commitments and any Additional Term Loan Commitments shall have terminated, each Guarantor hereby waives and agrees not to assert any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Term Loan Commitments and any Additional Term Loan Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7                               Subordination of Other Obligations.  Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8                               Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Term Loan Commitments and any Additional Term Loan Commitments shall have terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9                               Authority of Guarantors or Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10                        Financial Condition of Company.  Any Credit Extension may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company.  Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11                        Bankruptcy, etc.  (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12                        Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor (other than Holdings) or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8.             EVENTS OF DEFAULT

8.1                               Events of Default.  If any one or more of the following conditions or events shall occur:

(a)                                 Failure to Make Payments When Due.  Failure by Company to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b)                                 Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term (other than Section 6.8(a) of the Revolving Credit Facility) of (1) one or more items of such Indebtedness or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, or any other event or circumstance shall occur, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default or event or circumstance is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, or to require an offer to purchase or redeem such Indebtedness be made (other than any due on sale provision with respect to any Indebtedness permitted to be repaid hereunder and which is so repaid in full); or

(c)                                  Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Sections 2.6, 2.14, 5.1(f), 5.1(g), 5.2(i), 5.14, 5.15 or 6; or

(d)                                 Breach of Representations, etc.  Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)                                  Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f) above; or

(h)                                 Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party; or

(j)                                    Employee Benefit Plans.  (i) There shall occur one or more ERISA Events or (ii) there shall exists any fact or circumstance that results or reasonably could be expected to result in the imposition of a Lien or security interest with respect to any Employee Benefit Plan under Section 430(k) of the Internal Revenue Code or under Sections 303(k) or 4068 of ERISA, in either case involving or that might reasonably be expected to involve in the aggregate at any time an amount in excess of $10,000,000; or

(k)                                 Change of Control.  A Change of Control shall occur; or

(l)                                     Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations or upon the release of such Guaranty with respect to a Subsidiary of the Company in connection with an Asset Sale permitted hereby, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, upon notice to Company by Administrative Agent (which notice may be given by the Administrative Agent in its discretion and shall be given by Administrative Agent upon the request of the Requisite Lenders), (A) the Term Loan Commitments, if any, of each Lender having such Term Loan Commitments shall immediately terminate (and the Additional Term Loan Commitments, if any, of each Lender having such Additional Term Loan Commitments shall immediately terminate); (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.                         AGENTS

Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. as Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints JPMorgan  Chase Bank, N.A. as Collateral Agent hereunder and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  Each of the Lenders hereby authorizes the Collateral Agent to enter into each of the Collateral Documents and authorizes both the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement.

The bank serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings,

Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent hereunder.

Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent, as applicable is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5), and (c) except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity.  Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5) or in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent, as applicable by Borrower or a Lender, and neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or other Credit Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein or in any other Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Collateral Agent may perform any and all its respective duties and exercise its respective rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable.  The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its respective duties and exercise its respective rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent, as applicable.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as applicable as provided in this paragraph, the Administrative Agent and the Collateral Agent may resign at any time by notifying the Lenders and Borrower.  Upon any such resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor.  If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable may, on behalf of the Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as applicable hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable shall be discharged from its duties and obligations hereunder.  The fees payable by Borrower to a successor Administrative Agent or Collateral Agent, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the Administrative Agent’s or the Collateral Agent’s resignation hereunder, the provisions of this Article and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any

Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10.                  MISCELLANEOUS

10.1                        Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)             if to Borrower or any other Credit Party, to it at Douglas Dynamics, Inc., 7777 North 73rd Street, Milwaukee, WI 53223, Attention:  Chief Executive Officer and President, (Fax: 414-354-8448);

(ii)          if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, N.A., 10 S Dearborn St., L2, Chicago, IL 60603, Attention: Susan M. Thomas (Telephone No. 312-732-7982), Email:  jpm.agency.servicing1@jpmorgan.com;

(iii)       if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)                                 Each of Holdings and the Borrower represent and warrant that it and its Subsidiaries either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(b) and (c), along with the Credit Documents, available to Public Lenders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  The Borrower will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that Holdings, the Borrower and their respective Subsidiaries have no outstanding publicly traded securities, including 144A securities.

(e)                                  EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(f)                                   ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.2                        Expenses.  Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  All amounts due under this Section shall be payable promptly after written demand therefor.

10.3                        Indemnity.

(a)                                 Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings, Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to Holdings, Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or material breach of the Credit Documents in bad faith by, such Indemnitee or its directors, officers or employees.  This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b)                                 To the extent that Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) of this Section or under Section 10.2, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share based upon such Lender’s Term Loan Exposure (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(c)                                  [RESERVED].

(d)                                 All amounts due under this Section shall be payable promptly after written demand therefor.

10.4                        Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Agent, each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Agent, Lender or Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Agent, Lender or Affiliate hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5                        Amendments and Waivers.

(a)                                 Requisite Lenders’ Consent.  Subject to Section 10.5(b), 10.5(c) and 10.5(d) and except as otherwise expressly contemplated by Section 2.23 hereof, by Section 5.7 of the Intercreditor Agreement and by the definition of “Permitted Holdings Reincorporation”, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b)                                 Affected Lenders’ Consent.  Without the written consent of the Requisite Lenders and each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                                     extend the scheduled final maturity of any Loan or Note;

(ii)                                  waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)                               reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv)                              extend the time for payment of any such interest or fees;

(v)                                 reduce or forgive the principal amount of any Loan;

(vi)                              amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or Section 2.16 hereof, or Section 7.2 of the Pledge and Security Agreement;

(vii)                           amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(viii)                        release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(ix)                              consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or

(x)                                 modify the term “Interest Period” so as to permit intervals in excess of six (6) months.

(c)                                  Other Consents.  In addition to the consent of the Requisite Lenders, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)             increase any Term Loan Commitment or Additional Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Term Loan Commitment or Additional Term Loan Commitment of any Lender; or

(ii)          amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)                                 Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)                                  Corrections. Notwithstanding anything to the contrary contained herein, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Credit Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document.

10.6                        Successors and Assigns; Participations.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or other any other Credit Document without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)                                     to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” (a “Related Lender Assignment”) upon the giving of notice to Borrower and Administrative Agent and, for any assignment of a Term Loan Commitment or Additional Term Loan Commitment, the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(ii)                                  to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” (other than a Person described in the foregoing subclause (i)) and (except in the case of assignments made by or to JPMorgan Chase Bank, N.A.) consented to by Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, not required at any time during syndication of the Loans to persons identified by the Administrative Agent to Borrower on or prior to the Restatement Effective Date or at any time an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and then be continuing, provided that Borrower shall be deemed to have consented to any proposed assignment unless Borrower shall object within five Business Days after having received notice of the proposed assignment); and

(c)                                  Assignments shall be subject to the following additional conditions:

(i)                                     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of Borrower and the Administrative Agent otherwise consent, provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(iv)                              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(d)                                 Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19, 10.2 and 10.3).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(e)                                  The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)                                   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.1, 2.16, 10.3(b) or 10.4, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g)                                  Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.5 that affects such Participant.  Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16, 2.20, 2.22 and 10.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.18 and 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 10.4 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)                                     Credit Party Provisions. Notwithstanding Section 10.6(b) and Section 10.6(c), (x) so long as no Default or Event of Default has occurred and is continuing, any Credit Party may, from time to time, purchase or prepay Loans (a “Credit Party Purchase”), in each case, on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Borrower and the Administrative Agent; provided that:

(1)                                 any Loans acquired by any Credit Party shall automatically and without any further action on the part of any Person be retired and cancelled immediately upon the acquisition thereof; and

(2)                                 in the case of any Credit Party Purchase (A) no Default or Event of Default has occurred and is continuing, (B) no loans under the Revolving Credit Facility are outstanding for the 30 days prior to the date of such Credit Party Purchase and on the date of such Credit Party Purchase after giving effect thereto, (C) Excess Availability is at least the greater of

$15,000,000 and 15% of the commitments then in effect under the Revolving Credit Facility for 30 days prior to the date of such Credit Party Purchase and on the date of such Credit Party Purchase after giving pro forma effect thereto, (D) no Credit Party has any MNPI or any Borrower Restricted Information and (E) Borrower on the date such Credit Party Purchase is made, shall deliver to the Administrative Agent a certificate of an Authorized Officer of Borrower stating that each of the conditions to such Credit Party Purchase contained in this clause (5) has been satisfied or waived.

10.7                        Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8                        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9                        No Waiver; Remedies Cumulative.  No failure or delay on the part of Arranger, any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to Arranger, each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10                 Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent, the Collateral Agent or Lenders (or to Administrative Agent or the Collateral Agent, on behalf of Lenders), or Administrative Agent, the Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11                 Severability.  In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12                 Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13                 Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14                 APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.15                 CONSENT TO JURISDICTION.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER CREDIT DOCUMENT WILL PREVENT ANY LENDER, THE COLLATERAL AGENT OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY CREDIT PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED; (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION AND (f) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR

INSTRUMENT CONTEMPLATED HEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

10.16                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, WHICH EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17                 Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by a Governmental Authority or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from Borrower after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent agrees (i) to keep confidential the rates to be used in the calculation of the Reference Bank Rate supplied by each Reference Bank pursuant to or in connection with this Agreement and (ii) that it has developed procedures to ensure that such rates are not submitted by the Reference Banks to, or shared with, any individual who is formally designated as being involved in the ICE LIBOR submission process; provided that such rates may be shared with the Borrower and any of its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates, subject to an agreement by the recipient thereof to comply with the provisions of this Section as if it were the Administrative Agent; provided further that, for the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 2.7(c).

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.17 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.18                 Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic file shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20                 Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each Credit Party, the Administrative Agent, the Collateral Agent and the Lenders.  This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.21                 Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

10.22                 USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

10.23                 Amendments; Waivers. (a) The Requisite Lenders hereby consent to (a) the restatement of the Pledge and Security Agreement (as defined in the Existing Credit Agreement) in the form of the Pledge and Security agreement and (b) the restatement of the Intercreditor Agreement (as defined in the Existing Credit Agreement) in the form of the Intercreditor Agreement.

(b) Each Lender that is an Existing Term Lender hereby waives payment, in respect of its Existing Term Loans, of any amounts under Section 2.17(c) of the Existing Credit Agreement that are payable as a result of the Restatement Effective Date.

10.24                 No Novation. The terms and conditions of the Existing Credit Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement.  Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement.  Notwithstanding any provision of this Agreement or any other Credit Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Credit Parties under the Existing Credit Agreement.  From and after the Restatement Effective Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Credit Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

10.25                 Effectiveness of the Merger. The Target shall have no rights or obligations hereunder until the consummation of the Acquisition and the consummation of the Merger, and any representations and warranties of the Target hereunder shall not become effective until such time.  Upon consummation of the Acquisition and the Merger, the Target shall succeed to all the rights and obligations of DDIZ Acquisition, Inc. under this Agreement and the other Loan Documents to which they are a party and all representations and warranties of the Target shall become effective as of the date hereof, without any further action by any Person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DOUGLAS DYNAMICS, INC.

By:	/s/ James L. Janik
	Name:	James L. Janik
	Title:	President and Chief Executive Officer

DOUGLAS DYNAMICS, L.L.C.

By:	/s/ James L. Janik
	Name:	James L. Janik
	Title:	President and Chief Executive Officer

DOUGLAS DYNAMICS FINANCE COMPANY

By:	/s/ James L. Janik
	Name:	James L. Janik
	Title:	President and Chief Executive Officer

FISHER, LLC

By:	/s/ James L. Janik
	Name:	James L. Janik
	Title:	President and Chief Executive Officer

TRYNEX INTERNATIONAL LLC

By:	/s/ James L. Janik
	Name:	James L. Janik
	Title:	Chief Executive Officer

DDIZ ACQUISITION, INC.

By:	/s/ James L. Janik
	Name:	James L. Janik
	Title:	President

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Collateral Agent and as a Lender

By:	/s/ Michael A. Hintz
	Name:	Michael A. Hintz
	Title:	Authorized Officer